                                                                  Exhibit (d)(1)

                   [LOGO OF JONES INTERCABLE APPEARS HERE]

                           9697 EAST MINERAL AVENUE
                           ENGLEWOOD, COLORADO 80112

                   NOTICE OF VOTE OF THE LIMITED PARTNERS
                         OF CABLE TV FUND 11-C, LTD.

To the Limited Partners of Cable TV Fund 11-C, Ltd.:

  A special vote of the limited partners of Cable TV Fund 11-C, Ltd. (the "Partnership") is being conducted through the mails on behalf of the Partnership by Jones Intercable, Inc., the general partner of the Partnership, for the purpose of obtaining limited partner approval of the sale, to Jones Intercable, Inc., of the Manitowoc, Wisconsin cable television system (the "Manitowoc System") owned by Cable TV Joint Fund 11, a joint venture in which the Partnership has a 27 percent ownership interest, for $16,122,333 in cash, subject to normal closing adjustments. Information relating to this matter is set forth in the accompanying Proxy Statement.

  If the limited partners approve the proposed sale of the Manitowoc System and if the transaction is closed, the net sale proceeds will be distributed to the four constituent partnerships of Cable TV Joint Fund 11 in proportion to their ownership interests. The Partnership accordingly will receive 27 percent of such proceeds, estimated to total approximately $5,238,137, and the Partnership will distribute this portion of the net sale proceeds to its partners of record as of March 31, 1997. It is estimated that the limited partners will receive $145 for each $500 limited partnership interest, or $290 for each $1,000 invested in the Partnership. The Partnership then will be dissolved and liquidated.

  Only limited partners of record at the close of business on January 31, 1997 are entitled to notice of, and to participate in, this vote of limited partners.

  It is very important that all limited partners participate in the voting. Cable TV Joint Fund 11's ability to complete the transaction discussed in the Proxy Statement and the Partnership's ability to make a distribution to its partners of its portion of the net proceeds of the sale of the Manitowoc System pursuant to the terms of the Partnership's limited partnership agreement are dependent upon the approval of the transaction by the holders of a majority of the Partnership's limited partnership interests.

  Jones Intercable, Inc., as general partner of the Partnership, urges you to sign and return the enclosed proxy as promptly as possible. The proxy should be returned in the enclosed envelope.

                                          JONES INTERCABLE, INC.
                                          General Partner

                                          /s/ Elizabeth M. Steele

                                          Elizabeth M. Steele
                                          Secretary

Dated: February 28, 1997

                [LOGO OF JONES INTERCABLE, INC. APPEARS HERE]

                           9697 EAST MINERAL AVENUE
                           ENGLEWOOD, COLORADO 80112

                                PROXY STATEMENT

           VOTE OF THE LIMITED PARTNERS OF CABLE TV FUND 11-C, LTD.

  This Proxy Statement is being furnished in connection with the solicitation of the written consents of the limited partners of Cable TV Fund 11-C, Ltd. (the "Partnership") by Jones Intercable, Inc., the general partner of the Partnership (the "General Partner"), on behalf of the Partnership, for the purpose of obtaining limited partner approval of the sale of the Manitowoc, Wisconsin cable television system (the "Manitowoc System") owned by Cable TV Joint Fund 11 (the "Venture"), a joint venture in which the Partnership has a 27 percent ownership interest, for $16,122,333 in cash, subject to normal working capital closing adjustments. The Manitowoc System is proposed to be sold to the General Partner.

  Proxies in the form enclosed, properly executed and duly returned, will be voted in accordance with the instructions thereon. Limited partners are urged to sign and return the enclosed proxy as promptly as possible. Proxies cannot be revoked except by delivery of a proxy dated as of a later date. Officers and other employees of the General Partner may solicit proxies by mail, by fax, by telephone or by personal interview. The deadline for the receipt of proxy votes is April 15, 1997, unless extended, but the vote of the Partnership's limited partners will be deemed to be concluded on the date that the General Partner, on behalf of the Partnership, is in receipt of proxies executed by the holders of a majority of the limited partnership interests either consenting to or disapproving of the proposed transaction, as the case may be.

  The Partnership has only one class of limited partners and no limited partner has a right of priority over any other limited partner. The participation of the limited partners is divided into limited partnership interests and each limited partner owns one limited partnership interest for each $500 of capital contributed to the Partnership.

  As of December 7, 1996, the Partnership had 27,657 limited partnership interests outstanding held by approximately 2,322 persons. There is no established trading market for such interests. To the best of the General Partner's knowledge, no person or group of persons beneficially own more than five percent of the limited partnership interests. The General Partner owns 40 limited partnership interests. Officers and directors of the General Partner own no limited partnership interests.The 40 limited partnership interests owned by the General Partner will be voted in favor of the proposed transaction. Only limited partners of record at the close of business on January 31, 1997 will be entitled to notice of, and to participate in, the vote.

  THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

  As of the date of this proxy statement, the Partnership's only asset is its 27 percent ownership interest in the Venture. Cable TV Fund 11-A, Ltd. has an 18 percent ownership interest in the Venture, Cable TV Fund 11-B, Ltd. has an 8 percent ownership interest in the Venture and Cable TV Fund 11-D, Ltd. has a 47 percent ownership interest in the Venture. As of the date of this proxy statement, the Venture's only asset is the Manitowoc System. Upon the consummation of the proposed sale of the Manitowoc System, the Venture will pay all of its indebtedness, which totalled approximately $4,775 at September 30, 1996, and then the net sale proceeds will be distributed to the four constituent partnerships of the Venture in proportion to their ownership interests in the Venture. The Partnership accordingly will receive 27 percent of such proceeds, estimated to total approximately $5,238,137, and the Partnership will distribute its portion of the net sale proceeds to its partners of record as of March 31, 1997. Because limited partners have already received distributions in an amount in excess of the capital initially contributed to the Partnership by the limited partners, the Partnership's portion of the net proceeds from the Manitowoc System's sale will be distributed 75 percent to the limited partners and 25 percent to the General Partner. Based upon pro forma financial information as of September 30, 1996, as a result of the Manitowoc System's sale, the limited partners of the Partnership, as a group, will receive approximately $4,013,189 and the General Partner will receive approximately $1,224,948. Limited partners will receive $145 for each $500 limited partnership interest, or $290 for each $1,000 invested in the Partnership, from the Partnership's portion of the net proceeds of the Manitowoc System's sale. Once the Partnership has completed the distribution of its portion of the net proceeds from the sale of the Manitowoc System, limited partners of the Partnership will have received a total of $1,125 for each $500 limited partnership interest, or $2,251 for each $1,000 invested in the Partnership, taking into account the prior distribution to limited partners made in 1990.

  After the Partnership distributes its portion of the proceeds from the sale of the Manitowoc System to its partners, the Partnership will be dissolved and liquidated. Thus, as a result of the sale of the Manitowoc System by the Venture, the Partnership will cease to be a public entity subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

  Limited partners should note that there are certain income tax consequences of the proposed sale of the Manitowoc System, which are outlined herein under the caption "Federal Income Tax Consequences."

  The Board of Directors of the General Partner has approved the proposed sale of the Manitowoc System and the General Partner recommends approval of the transaction by the holders of the Partnership's limited partnership interests. In determining the fairness of the proposed transaction, the General Partner followed the procedures mandated by Section 2.3(b)(iv)(b) of the Partnership's limited partnership agreement (the "Partnership Agreement"), which provides that the Partnership's cable television systems may be sold to the General Partner or to one of its affiliates if the price paid by the General Partner or such affiliate is higher than any other bid received in a public bidding process and is not less than the average of three separate independent appraisals of the fair market value of the system to be sold. Because the Venture solicited bids in a public bidding process, which is now closed, the General Partner was the only bidder and the purchase price to be paid by the General Partner is equal to the average of three separate independent appraisals of the fair market value of the Manitowoc System, the Board of Directors of the General Partner has concluded that the consideration to be paid to the Venture for the Manitowoc System is fair.

  The proposal that is the subject of this proxy solicitation will be adopted only if approved by the holders of a majority of the limited partnership interests. Each limited partnership interest entitles the holder thereof to one vote on the proposal. Because the Partnership Agreement requires that the proposal to sell the Manitowoc System be approved by the holders of a majority of the limited partnership interests, abstentions and non-votes will be treated as votes against the proposal. Because limited partners do not have dissenters' or appraisal rights in connection with the proposed sale of the Manitowoc System, if the holders of a majority of the limited partnership interests approve the proposal, all limited partners will receive a distribution of the Partnership's portion of the net sale proceeds in accordance with the procedures prescribed by the Partnership Agreement regardless of how or whether they vote on the proposal.

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

  The General Partner has also prepared proxy statements that are being delivered to the limited partners of Cable TV Fund 11-A, Ltd., Cable TV Fund 11-B, Ltd. and Cable TV Fund 11-D, Ltd. in connection with their votes to approve the sale of the Manitowoc System by the Venture to the General Partner. The closing of the sale of the Manitowoc System will occur only if the transaction is approved by the holders of a majority of the limited partnership interests of each of the four constituent partnerships of the Venture. Copies of the proxy statements being delivered to the limited partners of the Venture's other constituent partnerships have been filed with the Securities and Exchange Commission and can be obtained either from the public reference section of the Commission at prescribed rates or from the General Partner without charge upon written request to Elizabeth M. Steele, Secretary, Jones Intercable, Inc., 9697 East Mineral Avenue, Englewood, Colorado 80112, (303) 792-3111.

  The approximate date on which this Proxy Statement and Form of Proxy are being sent to limited partners is February 28, 1997.

                                SPECIAL FACTORS

THE PARTNERSHIP'S INVESTMENT OBJECTIVES

  The Partnership was formed to acquire, develop, operate and, ultimately, sell cable television systems. The primary objectives of the Partnership have been to obtain capital appreciation in the value of the Partnership's cable television properties; to generate tax losses that could be used to offset taxable income of limited partners from other sources; and to obtain equity build-up through debt reduction. It was contemplated from the outset of the Partnership's existence that capital appreciation in Partnership cable television properties would be converted to cash by a sale of such properties after a holding period of approximately five to seven years. It also was contemplated from the outset of the Partnership's existence that the General Partner could be the purchaser of the Partnership's cable television properties. Due to the City of Manitowoc's refusal to consent to the transfer of the Manitowoc System's franchise when the General Partner attempted to sell the Manitowoc System in 1990, the resulting legal action against the City and the protracted franchise renewal negotiations, the Manitowoc System has been held by the Venture for almost 13 years.

  The purpose of the sale of the Manitowoc System, from the Partnership's perspective, is to attain the Partnership's primary investment objective with respect to the Manitowoc System, i.e., to convert the Partnership's capital appreciation in the Manitowoc System to cash, and to allow the Partnership to be dissolved and liquidated. The sale proceeds will be used to repay all outstanding indebtedness of the Venture, with the remaining sale proceeds to be distributed to the four constituent partnerships of the Venture. The Partnership in turn will distribute its portion of the net sale proceeds to the partners of the Partnership in accordance with the distribution procedures established by the Partnership Agreement. The sale of the Manitowoc System is thus the necessary final step in the Partnership's accomplishment of its investment objectives.

PRIOR ACQUISITIONS AND SALES

  The Partnership was formed in October 1983 as a Colorado limited partnership in connection with a public offering of its limited partnership interests. The Partnership invested $12,200,000 of limited partner capital contributions in the Venture, through which it acquired a 27 percent ownership interest in the Venture. In April 1984, the Venture acquired the cable television systems serving the communities of Cedarburg, Green Bay, Hustisford, Janesville, Manitowoc, West Allis, Waupaca and their surrounding areas, all in the State of Wisconsin. The Venture also acquired an interest in the Kenosha, Wisconsin cable television franchise and subsequently constructed the Kenosha system. Except for the Manitowoc System, which is still owned by the Venture, all of these systems have been sold.

  In September 1989, Total TV of Kenosha, a Wisconsin limited partnership in which the Venture had a 75 percent ownership interest as both the general partner and a limited partner, sold its cable television system serving the Kenosha, Wisconsin area to an affiliate of the General Partner. Proceeds to the Venture from this

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sale, which totaled approximately $31,828,700, were used to repay $30,600,000 of the Venture's outstanding obligations under its credit facility. Certain minority investors in Total TV of Kenosha, which were not affiliated with the Venture, the Partnership or the General Partner, received approximately $5,171,100 from the sale. No distributions to the four partnerships participating in the Venture were made from the proceeds of the sale of the Kenosha, Wisconsin system.

  In June 1990, the Venture sold its remaining Wisconsin cable television systems, except for the Manitowoc System. These Wisconsin systems were sold to an affiliate of the General Partner. Proceeds from that sale, which totaled approximately $178,600,000, were used to repay all of the Venture's then outstanding indebtedness in connection with its Wisconsin systems and to make distributions in June 1990 to the four partnerships participating in the Venture. The Partnership subsequently distributed its $31,710,000 share of the sale proceeds to its limited partners. Limited partners of the Partnership received a distribution of $980 per $500 limited partnership interest, or $1,961 per $1,000 invested in the Partnership, as a result of the June 1990 sale of these Wisconsin systems.

  The Manitowoc System was not sold in 1990 only because the City of Manitowoc refused to consent to the transfer of the Manitowoc franchise on terms acceptable to the then-proposed buyer. A dispute arose about a provision of the Manitowoc franchise that the City claimed allowed the City to acquire the Manitowoc System upon expiration of the franchise in 1995. In April 1991, the Venture took legal action against the City seeking a declaration as to whether the buy-out right was enforceable under federal law. In February 1993, the court ruled in favor of the Venture and found that the buy-out right would not be triggered upon the expiration of the franchise, assuming the franchise is renewed. The court did not determine the question of whether the buy-out right was enforceable per se under federal law. The City appealed the decision. In October 1993, however, the City and the Venture settled the legal action and the appeal was dismissed. In the settlement agreement, the City conceded that its buy-out right was not applicable in the event the franchise is renewed and represented to the Venture that the City knew of no reason for non-renewal of the franchise. The original term of the Manitowoc franchise expired in 1995 and the Manitowoc System was operated through most of 1996 pursuant to temporary franchise extensions. In November 1996, however, the City agreed to renew the Manitowoc franchise for a period of five years beginning January 1, 1997 and, at the same time, the City approved the transfer of the franchise from the Venture to the General Partner provided that the transfer occurs no later than June 30, 1997.

  The Partnership has made one prior distribution to its limited partners: the June 1990 distribution of the Partnership's portion of the net proceeds of the sale of the Venture's Cedarburg, Green Bay, Hustisford, Janesville, West Allis and Waupaca, Wisconsin systems. The Partnership intends to make a distribution of the Partnership's portion of the net proceeds of the sale of the Venture's Manitowoc System. Following this distribution, the Partnership will be dissolved and liquidated.

THE GENERAL PARTNER'S OBJECTIVES

  The purpose of the transaction, from the General Partner's perspective, is to enable the Venture to sell the Manitowoc System at a fair price and to enable the partnerships that comprise the Venture thereafter to be dissolved and liquidated in accordance with their investment objectives. Since 1990, when the original sale of the Manitowoc System was frustrated by the refusal of the City of Manitowoc to consent to the transfer of the Manitowoc System on terms acceptable to the then-proposed buyer, the General Partner has sought, on the Venture's behalf, through both negotiations and litigation with the City, to resolve the dispute with the City about the City's purported buy-out right and to obtain a franchise for the Manitowoc System that contained commercially reasonable terms that in turn would enable the Venture to find a buyer for the Manitowoc System at a fair price.

  Following the settlement of the Venture's lawsuit against the City in October 1993 and the subsequent commencement of franchise renewal negotiations, in 1995 the General Partner identified Time Warner Entertainment Company, L.P. ("Time Warner"), an unaffiliated cable television system operator, as a potential purchaser of the Manitowoc System because of the proximity of certain of Time Warner's cable television

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systems to the Manitowoc System. In discussions between the General Partner and Time Warner about the sale of the Manitowoc System, Time Warner indicated that it was interested in acquiring the Manitowoc System from the Venture but Time Warner informed the General Partner that it was not willing to purchase the Manitowoc System for cash. Time Warner offered instead to trade a cable system it owned for the Manitowoc System. Because a trade between the Venture and Time Warner would not have enabled the Venture to accomplish its investment objective of converting its capital appreciation in the Manitowoc System to cash, and would have resulted in the Venture owning yet another cable system, the General Partner determined that the Venture could not agree to trade the Manitowoc System for a Time Warner system. To enable the Venture to convert its investment in the Manitowoc System to cash, the General Partner agreed to acquire the Manitowoc System from the Venture and then trade it for a Time Warner system that the General Partner determined that it would like to own. Because of the requirements of the Partnership Agreement, the General Partner had the Manitowoc System appraised by three independent appraisers and conducted a public bidding process so that the General Partner could enter into an asset purchase agreement with the Venture for acquisition of the Manitowoc System. On September 5, 1995, the Venture and the General Partner entered into an asset purchase agreement providing for the sale of the Manitowoc System to the General Partner for a sales price of $15,735,667, the average of the original three appraisals. Because the City ultimately refused to agree to the renewal and transfer of the Manitowoc franchise on terms acceptable to the General Partner and Time Warner, the proposed purchase of the Manitowoc System by the General Partner and the subsequent trade of the Manitowoc System with Time Warner did not occur within the time period prescribed by the General Partner's agreement with Time Warner.

  Because the General Partner had not intended to acquire the Manitowoc System for its own account and because the General Partner believed that the Venture would be able to close a sale of the Manitowoc System to an unaffiliated cable system operator more quickly than to the General Partner (the General Partner assumed that a sale of the Manitowoc System to an unaffiliated cable system operator would move through the limited partner approval processes more expeditiously), in mid-1996 the General Partner, on the Venture's behalf, began negotiating for the sale of the Manitowoc System to Marcus Cable, a cable system operator like Time Warner with cable systems in the vicinity of Manitowoc and thus the most likely unaffiliated purchaser of the Manitowoc System other than Time Warner. Like Time Warner, however, Marcus Cable could not come to agreement with the City on the terms for renewal and transfer of the Manitowoc franchise and Marcus Cable declined to enter into an agreement to purchase the Manitowoc System.

  Upon the conclusion of the unsuccessful negotiations with Marcus Cable in September 1996, the General Partner determined that it would go forward with the acquisition of the Manitowoc System itself to enable the Venture to sell the Manitowoc System at a fair price and to enable the partnerships that comprise the Venture to be dissolved and liquidated in 1997. Given the passage of time between September 5, 1995, the date when the General Partner agreed to purchase the Manitowoc System from the Venture in order to trade it to Time Warner, and the termination of negotiations with Marcus Cable in September 1996, i.e., approximately one year, the General Partner determined that it would be in the best interests of the Venture to have the Manitowoc System's appraisals updated from April 1995 to August 1996, to extend the General Partner's obligation to purchase the Manitowoc System to a date no later than June 30, 1997, to renew its efforts to reach agreement with the City on the franchise's renewal and transfer, to seek limited partner approval of the sale and then to proceed with its acquisition of the Manitowoc System so that the Venture and its constituent partnerships could be liquidated and dissolved during 1997. The General Partner has accomplished, or is in the process of completing, each of these tasks.

RELEVANT PROVISIONS OF THE PARTNERSHIP AGREEMENT

  Section 2.2(k) of the Partnership Agreement provides that the sale of all or substantially all of the Partnership's assets is subject to the approval of the holders of a majority of the Partnership's limited partnership interests. Because its investment in the Venture is the Partnership's sole asset, and because the Manitowoc System is the Venture's sole remaining asset, the sale of the Manitowoc System to the Purchaser is being submitted for limited partner approval.


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

  Section 2.3(b)(iv)(b) of the Partnership Agreement permits the Partnership to sell any or all of its cable television systems directly to the General Partner or one or more of its affiliates if the system to be sold has been held by the Partnership for at least three years, unless it is part of, or related to, another system that has been held for three years, and provided that the price paid to the Partnership by the General Partner or any such affiliate is higher than any other bid received in a public bidding process and is not less than the average of three separate independent appraisals of the particular cable television system or systems being sold, and that the cost of such appraisals is not borne by the Partnership. Because the Manitowoc System has been held by the Venture for at least three years, the General Partner submitted the only and, therefore, the highest bid received in a public bidding process and the purchase price to be paid by the General Partner is equal to the average of three separate independent appraisals of the fair market value of the Manitowoc System obtained at the General Partner's expense, the requirements of Section 2.3(b)(iv)(b) of the Partnership Agreement have been satisfied.

PUBLIC BIDDING PROCESS

  In the spring of 1995, the General Partner, on behalf of the Venture, put the Manitowoc System up for public bid. The process established and announced by the General Partner was the exclusive means of bidding on the Manitowoc System during the bid period. In accordance with the requirements of Section 2.3(b)(iv)(b) of the Partnership Agreement, which requires that a public bidding process be followed in the event that the General Partner or one or more of its affiliates desires to purchase a cable television system owned by the Partnership, The Jones Group, Ltd., a cable television brokerage subsidiary of the General Partner, placed advertisements soliciting bids for the Manitowoc System in The Denver Post and The Rocky Mountain News, newspapers of general circulation, and in Cable World and Multichannel News, cable television industry trade publications. The advertisement ran daily in The Denver Post and The Rocky Mountain News from June 2 through June 18, 1995, and it appeared in the June 5, June 12 and June 19, 1995 editions of the weekly Cable World and Multichannel News.

  The Venture, through The Jones Group, Ltd., specified that: all bids were required to be in writing and submitted no later than the close of business on July 7, 1995; all bids were required to state a purchase price that would be paid in cash at closing; all bids were required to be accompanied by a certification that the bidder was prepared to sign a purchase and sale agreement in the form provided by the Venture as part of the bidding process; all bids were required to be accompanied by current financial statements or other evidence demonstrating that the bidder had the financial ability to complete the transaction at the closing on the terms specified in the purchase and sale agreement; and all bids were required to be accompanied by certified or cashier's check in an amount equal to five percent of the purchase price specified in the bid. It was disclosed to all bidders that the General Partner and its affiliates reserved the right to submit a bid, and that the General Partner or one of its affiliates intended to do so. All potential bidders also were informed that The Jones Group, Ltd. would be reviewing all bids on behalf of the Venture, and thus would be aware of the identities of all bidders and the dollar amounts of all bids.

  The Jones Group, Ltd. received seventeen inquiries about the Manitowoc System and it mailed out eleven information packages, but no potential purchasers asked to tour the Manitowoc System's facilities and no one other than the General Partner submitted a bid for the Manitowoc System. The General Partner complied with all of the bid requirements, including the submission of a five percent deposit that currently is being held in escrow and will be refunded if the Venture does not perform its obligations under the purchase and sale agreement between it and the General Partner.

REASONS FOR THE TIMING OF THE SALE

  The decision to proceed with the sale of the Manitowoc System in 1995 was based upon the status of the franchise renewal negotiations with the City of Manitowoc, which the General Partner believed were nearing completion, and the General Partner's perception that the City was willing to renew the franchise on commercially reasonable terms and to transfer the franchise to a new system operator. The General Partner had determined that the Partnership had achieved its investment objectives with respect to the Manitowoc System in 1990 when it attempted to sell the Manitowoc System at that time, and the General Partner had been frustrated in its efforts to sell the Manitowoc System by the City's refusal until 1995 to engage in serious negotiations to approve the renewal and transfer the Manitowoc System's cable franchise. The City finally approved the renewal and transfer of the Manitowoc System's cable franchise in November 1996 effective as of January 1, 1997.

  When investing in the Partnership, by virtue of the provisions of the Partnership Agreement, the limited partners vested in the General Partner the right and responsibility to determine when the Partnership's investment objectives had been substantially achieved. The Manitowoc System was acquired by the Venture because, in the opinion of the General Partner at the time of the Manitowoc System's acquisition, it had the potential for capital appreciation within a reasonable period of time. It is the General Partner's opinion that during the approximately 13 years that the Manitowoc System has been held by the Venture, the Partnership's investment objectives with respect to the Manitowoc System have been achieved.

  The General Partner generally considered the benefits to the limited partners that might be derived by holding the Manitowoc System for an additional period of time. The General Partner assumed that the Manitowoc System might continue to appreciate in value and, if so, the Manitowoc System would be able to be sold for a greater sales price in the future. The General Partner weighed these assumptions against the risks to investors from a longer holding period, i.e., the risks that regulatory, technology and/or competitive developments could cause the Manitowoc System to decline in value, which would result in a lesser sales price in the future. The General Partner's decision to sell the Manitowoc System was greatly influenced by the fact that the contemplated holding period had been exceeded.

  Therefore, in light of all of the above factors, the General Partner has determined that now is the appropriate time for the Partnership to convert its capital appreciation in the Manitowoc System to cash through the sale of the Venture's Manitowoc System to the General Partner.

CERTAIN EFFECTS OF THE SALE

  Upon consummation of the sale of the Manitowoc System, the proceeds of the sale will be used to repay all indebtedness of the Venture and then the Venture will distribute the remaining net sale proceeds to the four constituent partnerships of the Venture in proportion to their ownership interests in the Venture and then the Partnership will distribute its portion of the net sale proceeds to its limited partners and to the General Partner pursuant to the terms of the Partnership Agreement. Because limited partners have already received distributions in an amount in excess of the capital initially contributed to the Partnership by the limited partners, the net proceeds from the Manitowoc System's sale will be distributed 75 percent to the limited partners and 25 percent to the General Partner. Based upon the pro forma financial information as of September 30, 1996, as a result of the Manitowoc System's sale, the limited partners of the Partnership, as a group, will receive approximately $4,013,189 and the General Partner will receive approximately $1,224,948. Limited partners will receive $145 for each $500 limited partnership interest, or $290 for each $1,000 invested in the Partnership, from the Partnership's portion of the net proceeds of the Manitowoc System's sale. Once the distributions of the net proceeds from the sale of the Manitowoc System have been made, limited partners will have received a total of $1,125 for each $500 limited partnership interest, or $2,251 for each $1,000 invested in the Partnership, taking into account the prior distribution to limited partners made in 1990. Both the limited partners and the General Partner will be subject to federal income tax on the income resulting from the sale of the Manitowoc System. See the detailed information below under the caption "Federal Income Tax Consequences."

  Another effect of the sale is that it will result in the General Partner acquiring the Manitowoc System. As the general partner of the Partnership, the General Partner earns management fees and receives reimbursement of its direct and indirect expenses allocable to the operation of the Manitowoc System. The General Partner's right to receive such fees and reimbursements will terminate on the sale of the Manitowoc System.

  Neither Colorado law nor the Partnership Agreement afford dissenters' or appraisal rights to limited partners in connection with the proposed sale of the Manitowoc System. If the proposed transaction is approved by the holders of a majority of limited partnership interests, all limited partners will receive a distribution in accordance with the procedures prescribed by the Partnership Agreement regardless of how or whether they vote on the proposal.

RECOMMENDATION OF THE GENERAL PARTNER AND FAIRNESS OF THE PROPOSED SALE OF
ASSETS

  The General Partner believes that the proposed sale of the Manitowoc System and the distribution of the net proceeds therefrom are both procedurally and substantively fair to all unaffiliated limited partners of the Partnership, and it recommends that the limited partners approve the transaction. The General Partner, because of its 25 percent share of the residual sale proceeds, has an economic interest parallel to the economic interest of the limited partners in seeing to it that the Manitowoc System is sold for a fair price. The General Partner's recommendation that the limited partners approve the sale of the Manitowoc System and its fairness determination should not be deemed to be free from potential conflicts of interest, however, in light of the fact that it is the proposed purchaser of the Manitowoc System. Because the purchaser of the Manitowoc System will benefit from a lower sales price, the General Partner also has an economic interest in conflict with the economic interest of the limited partners.

  In determining the substantive and procedural fairness of the proposed transaction, the General Partner's Board of Directors on November 21, 1996 considered each of the following factors, all of which had a positive effect on its fairness determination. The factors are listed in descending order of importance, i.e., the first factor listed was given the most weight in the determination that the proposed transaction is fair, although, as a practical matter, this is an approximation of the weight given to each factor because each factor is relevant and the General Partner's Board of Directors was not able to weigh the relative importance of each factor precisely:

    (i) The limited partnership interests are at present illiquid and the cash to be distributed to limited partners as a result of the proposed sale of the Manitowoc System will provide limited partners with liquidity and with the means to realize the appreciation in the value of the Manitowoc System;

    (ii) The purchase price represents the fair market valuation of the Manitowoc System as of August 31, 1996 as determined by the average of three separate appraisals of the Manitowoc System by qualified independent appraisers;

    (iii) The purchase price was the highest bid received in a public bidding process;

    (iv) The Venture has held the Manitowoc System for almost 13 years, a holding period beyond that originally anticipated;

    (v) The conditions and prospects of the cable television industry in which the Venture is engaged, including the developing threat of competition from DBS services and telephone companies, and the working capital and other financial needs of the Venture if it were to continue to operate the Manitowoc System;

    (vi) The terms and conditions of the purchase and sale agreement by and between the Venture and the General Partner, including the fact that the purchase price will be paid in cash, the fact that the Partnership was not required to make many of the representations and warranties about the Manitowoc System or give indemnities that are customarily given in transactions of this nature, the fact that the purchaser's obligation to close is not contingent upon its ability to obtain financing, and the fact that the Venture will pay no brokerage fees upon the sale of the Manitowoc System, which it likely would have paid if the Manitowoc System were being sold to an unaffiliated party; and

    (vii) The sale is being conducted in accordance with the terms of the Partnership Agreement, including the fact that the proposed transaction will not occur unless it is approved by the holders of at least a majority of the limited partnership interests.

  Certain officers of the General Partner worked with each of the three independent appraisers hired to prepare fair market value appraisals of the Manitowoc System, providing them with current and historical profit and loss statements for the Manitowoc System and with current subscriber reports. The officers and directors of the

General Partner received the final appraisal reports. The members of the Board of Directors of the General Partner adopted the analyses and conclusions of Malarkey-Taylor Associates, Inc., which valued the Manitowoc System at $15,567,000, because Malarkey-Taylor Associates, Inc.'s valuation procedures, assumptions and methodologies most closely approximate the valuation procedures, assumptions and methodologies used by the General Partner's management in evaluating cable television systems. The General Partner's Board of Directors did not specifically adopt the $15,567,000 value placed on the Manitowoc System by Malarkey-Taylor Associates, Inc., but the Board did consider the fact that the value determined by this appraisal firm was close to the average of the three appraisals ($16,122,333) and concluded that this fact supported its fairness determination.

  The General Partner considered the fact that the $16,122,333 purchase price to be paid to the Venture for the Manitowoc System represents the average of three independent appraisals of the fair market value of the Manitowoc System to be very persuasive evidence of the fairness of the proposed transaction. The fair market valuations of the Manitowoc System were done by respected industry appraisers using customary measures of value, i.e., determining present value of projected cash flow, applying multiples to current and projected cash flow, and comparing the fair market valuation per subscriber to comparable cable television system sales. Based upon the General Partner's knowledge of and experience in the cable television industry, and its review and consideration of the appraisals, it has concluded that the values for the Manitowoc System determined by the three appraisals are fair and within the range of values seen in the marketplace for comparable cable television systems in similar condition.

  The $16,122,333 purchase price represents the current fair market value of the Manitowoc System on a going concern basis. The $16,122,333 purchase price for the Manitowoc System also compares favorably to the approximately $2,443,945 net book value of the Manitowoc System at September 30, 1996. The liquidation value of a cable television system, i.e., the sale of the system on other than a going concern basis, is not usually considered to be an accurate indicator of the value of a cable television system, primarily because the assets of a cable television system typically are worth less when considered separately than when considered as a going concern. The assets of a cable television system consequently are not normally sold or purchased separately. A fair market valuation of a system should, in the General Partner's view, be a valuation of the system as a going concern. The liquidation value of the Manitowoc System therefore was not considered by the General Partner in reaching its determination of fairness.

  Because there has never been an established trading market for the Partnership's limited partnership interests, the General Partner did not have access to any reliable, official information about the historical or current market prices for the Partnership's limited partnership interests in the very limited secondary market where such interests from time to time have been sold. The General Partner believes that such secondary market deeply discounts the underlying value of the limited partnership interests due to their highly illiquid nature. Therefore, even if trading information were available, the historical or current market prices for the Partnership's limited partnership interests would not be indicative of the value of the Partnership's 27 percent ownership of the Venture's cable television system assets. For these reasons, the General Partner did not consider the historical or current market prices for the limited partnership interests when reaching its fairness determination.

  The fact that the Venture has held the Manitowoc System for a period beyond that originally anticipated was a critical factor in the General Partner's fairness determination--the General Partner believes that the transaction is fair because a sale at this time will convert an illiquid investment into a liquid one for all partners. And the current state of the cable television industry also was considered by the General Partner in making its fairness determination because the General Partner believes that it is fair to investors that someone other than the Partnership and the Venture take on the uncertainties and risks involved in continuing to own and operate the Manitowoc System.

  The fairness of the transaction is also demonstrated in an analysis of certain of the terms and conditions of the purchase and sale agreement between the Venture and the General Partner, which favor the interests of the Venture. There is no financing contingency to closing. Because of the General Partner's existing extensive knowledge about the Manitowoc System, the Venture has not been required to make many of the representations and warranties about the quality of the Manitowoc System's tangible assets, the quantity of the Manitowoc System's subscribers or the validity of the Manitowoc System's intangible assets customarily found in cable television system transactions. The Venture likely would have been required to give such representations and warranties to an unaffiliated party if the Manitowoc System were being sold to an unaffiliated party. In addition, the Venture is not required to indemnify the General Partner for defects discovered by the General Partner after the closing. This frees the Venture from having to reserve a portion of the sale proceeds to cover typical indemnification obligations. The Venture also will pay no brokerage fee in connection with the sale of the Manitowoc System. This will result in more funds from the sale being available for distribution to the partners.

  The General Partner is aware and considered that although consummation of this transaction will result in a distribution to the Partnership's limited partners of approximately $290 per $1,000 of limited partnership capital invested in the Partnership, the proposed sale will require the limited partners to recognize, for federal income tax purposes, a gain resulting from the sale. The proposed sale also will deprive the limited partners of an opportunity to participate in any future growth of the Manitowoc System. The General Partner nevertheless concluded that the cash distributions to the limited partners of the Partnership from the sale of the Manitowoc System outweighed these consequences.

  As disclosed above, the proposed transaction is subject to various potential conflicts of interest arising out of the Partnership's relationships with the General Partner. Because the General Partner and its affiliates are engaged in the ownership and operation of cable television systems, they are generally in the market to purchase cable television systems for their own account. A potential conflict thus arises from the General Partner's fiduciary duty as general partner of the Partnership and its management's fiduciary duty to the General Partner's shareholders when it determines that Partnership cable television systems will be sold to the General Partner or one of its affiliates and not to an unaffiliated third party. This potential conflict of interest was disclosed to limited partners in the prospectus delivered to investors at the time of the public offering of interests in the Partnership. Prior to the Partnership's public offering, the General Partner entered into negotiations with certain state securities administrators as part of the process of clearing the offering in the "merit" states, i.e., those states that permit the sale of securities only if the state securities administrator deems the offering as a whole to be fair, just and equitable. Several of the state securities administrators focused on the potential conflicts of interest in the event that the Partnership were to sell one or more of its cable television systems to the General Partner or one of its affiliates. The General Partner agreed to include the provision in the Partnership Agreement that permits the Partnership to sell its cable television systems directly to the General Partner or one of its affiliates only after a three-year holding period and only if the General Partner or such affiliate pays a purchase price that is higher than any other bid received in a public bidding process and is not less than the average of three separate independent appraisals of the particular cable television system being sold. The General Partner has concluded that the mechanisms for determining the purchase price to be paid to the Partnership provide sufficient procedural safeguards to minimize the effects of the potential conflicts of interest inherent in any such transaction. The fact that these procedures have been carried out in connection with the Venture's proposed sale of the Manitowoc System, together with the fact that the transaction is conditioned upon receipt of the approval of the holders of a majority of the limited partnership interests in the Partnership, enable the General Partner to conclude that the proposed transaction is both procedurally and financially fair to all partners.

  The directors of the General Partner who are not employees of the General Partner did not vote separately to approve the transaction, nor did the outside directors retain an unaffiliated representative to act solely on behalf of the limited partners for the purposes of negotiating the terms of the proposed sale of the Manitowoc System and/or preparing a report concerning the fairness of the proposed sale. While the directors of the General Partner participating in the approval of the sale recognized that the interests of the General Partner and the limited partners may not in all respects necessarily be the same, they recognized also that the purchase price was determined in accordance with the terms of the Partnership Agreement, that is, by averaging three separate independent appraisals of the Manitowoc System's fair market value. The members of the Board of Directors relied on the specific right of the General Partner under Section 2.3(b)(iv)(b) of the Partnership Agreement to purchase the Manitowoc System. The members of the Board of Directors reviewed and considered the appraisals and concluded that the values for the Manitowoc System determined by the appraisers were fair and were within the industry norms for comparable transactions. All 13 directors of the General Partner participated in the November 21, 1996 meeting to discuss the Partnership's sale of the Manitowoc System to the General Partner. Each of Messrs. Jones, O'Brien, Krejci, Burney, Frenzel, Jacobs, MacDonald, Thrall, Cole, Solot, Vanaselja and Zoellick voted to approve the transaction.

  It is anticipated that if the proposed transaction is not consummated, the General Partner's current management team will continue to manage the Manitowoc System on behalf of the Venture until such time as the Manitowoc System could be sold. No other alternatives currently are being considered. At this time the Venture does not have the option of selling the Manitowoc System to the most likely unaffiliated cable television system operators, Time Warner and Marcus Cable. As described above, both of these cable companies recently declined to purchase the Manitowoc System because they were unwilling to accept the franchise renewal terms proposed by the City. The General Partner subsequently agreed to these renewal terms in November 1996 on the condition that the City consent to the transfer of the Manitowoc franchise to the General Partner, which consent is necessary in order for the Venture to complete the sale of the Manitowoc System to the General Partner as proposed.

THE APPRAISALS

  In determining the price that the General Partner would offer for the Manitowoc System, the General Partner retained Malarkey-Taylor Associates, Inc., Kagan Media Appraisals Inc. and Bond & Pecaro, Inc. to prepare separate appraisals of the fair market value of the Manitowoc System. The appraisers were asked to determine the cash price a willing buyer would give a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts, in an arm's-length transaction to acquire the Manitowoc System. The officers and directors of the General Partner examined each of the appraisals and discussed among themselves the merits of the appraisals' assumptions, methodologies and conclusions, and, based on their experience in and knowledge of the cable television industry, they found them to be fair and reasonable. The written appraisal reports are available for inspection and copying at the offices of the General Partner during regular business hours by any interested limited partner of the Partnership or by his or her authorized representative. Copies of such appraisals will be mailed by the General Partner to any interested limited partner or to his or her authorized representative upon written request to the General Partner at the expense of the requesting limited partner.

  The ranges of values determined by each of the three separate independent appraisals of the fair market value of the Manitowoc System are presented and discussed on the following pages of this proxy statement. Investors should note that the ranges of values on a per-$500 limited partnership interest basis and on the basis of $1,000 invested in the Partnership disclosed herein have been computed as follows: each value established by an appraiser has been deemed to be the sales price for the Manitowoc System and then adjustments have been made to add the Venture's cash on hand and the estimated net closing adjustments and to subtract the $4,775 in estimated debt repayments, and to split the Partnership's 27 percent share of this amount on the basis of 25 percent to the General Partner and 75 percent to the limited partners. These ranges of values are presented in this manner so that limited partners can compare their hypothetical return at each value with the anticipated return to limited partners of $145 for each $500 limited partnership interest, or $290 for each $1,000 invested in the Partnership, given a sales price equal to the average of the three separate independent appraisals.

  The General Partner provided the appraisers with current and historical profit and loss statements for the Manitowoc System and with current subscriber reports. The appraisers also gathered information from conversations with the Manitowoc System's management team. From this information, the appraisers used their independent analyses to project cash flow, determine growth of homes passed, the Manitowoc System's future penetration and possible rate adjustments. The appraisals thus reflect the application of the appraisers' expertise to the data about the Manitowoc System supplied by the General Partner.

  Malarkey-Taylor Associates, Inc. concluded that the Manitowoc System's overall fair market value as of August 31, 1996 was $15,567,000 ($141 for each $500 limited partnership interest or $282 for each $1,000 invested in the Partnership). Kagan Media Appraisals Inc. concluded that the Manitowoc System's overall fair market value as of August 31, 1996 was $16,100,000 ($145 for each $500 limited partnership interest or $290 for each $1,000 invested in the Partnership). Bond & Pecaro, Inc. concluded that the Manitowoc System's overall fair market value as of August 31, 1996 was $16,700,000 ($149 for each $500 limited partnership interest or $299 for each $1,000 invested in the Partnership). The average of these three valuations was $16,122,333 ($145 for each $500 limited partnership interest or $290 for each $1,000 invested in the Partnership). In the General Partner's view, the assumptions regarding system operations underlying the three appraisals have generally remained unchanged since August 31, 1996.

 The Malarkey-Taylor Appraisal

  Malarkey-Taylor Associates, Inc. ("Malarkey-Taylor") has served the communications industry for over 30 years. Its team of financial, engineering and managerial professionals devotes a substantial portion of its time to the appraisal of cable television systems, cellular telephone systems, paging systems and broadcast stations. Malarkey-Taylor was selected by the General Partner to render an opinion as to the fair market value of the Manitowoc System in light of such overall qualifications. No limitations were imposed with respect to the appraisal to be rendered by Malarkey-Taylor. The firm was selected by the General Partner to prepare an independent appraisal of the Manitowoc System because of the General Partner's familiarity with the firm and its good reputation in the cable television industry. Malarkey-Taylor has prepared independent appraisals of other cable television systems owned and/or managed by the General Partner. The principals of Malarkey-Taylor are not affiliated in any way with the General Partner.

  Malarkey-Taylor used five generally accepted cable television valuation methods using the income approach to valuation in establishing the range of fair market values of the Manitowoc System as a going concern. The first method used a multiple of the past year's operating income derived from comparable asset values of privately held and publicly traded cable companies. (The appraisal report did not disclose and the General Partner did not inquire as to the identities of the companies Malarkey-Taylor used in determining the multiple.) The second method used a lower multiple of the Manitowoc System's annualized current month's operating income. The third method applied a slightly lower multiple of next year's projected operating income. The fourth method was a discounted net cash flow analysis in which a purchase price (estimated fair market value) was calculated to achieve a target after-tax return on equity, given particular operating and financing assumptions unique to the Manitowoc System's assets. The fifth method was a discounted cash flow analysis that measured the net present value of the pre-tax operating cash flows (less capital expenditures, plus the residual value of the Manitowoc System) that represent the return on the total investment. For each valuation method, Malarkey-Taylor established a "high" and a "low" estimated fair market value. The General Partner did not inquire as to the specific details of how each high and low estimated fair market value for each valuation methodology was determined because, given Malarkey-Taylor's expertise, the General Partner concluded that it could rely upon Malarkey-Taylor's analyses and judgment.

  The first valuation method used a multiple of the past year's operating income of the Manitowoc System derived from comparable asset values of privately held and publicly traded cable companies. Malarkey-Taylor determined, based upon its expertise and knowledge of the cable television industry, a "low" multiple of 9.5 and a "high" multiple of 10.5, concluding that a system comparable to the Manitowoc System would be unlikely to sell for less than 9.5 times its past year's operating income and would be unlikely to sell for more than 10.5 times its past year's operating income. While the appraisal report does not disclose the assumptions of the appraiser in determining these multiples, the General Partner has no reason to believe that they are not reasonable. This method resulted in an estimated fair market value ranging from a low of $15,139,970 ($138 for each $500 limited partnership interest or $276 for each $1,000 invested in the Partnership) to a high of $16,733,651 ($150 for each $500 limited partnership interest or $299 for each $1,000 invested in the Partnership) for the Manitowoc System.

  The second valuation method used a lower multiple of the Manitowoc System's annualized current month's operating income. Malarkey-Taylor determined, again based on its expertise and knowledge of the cable television industry, a "low" multiple of 9 and a "high" multiple of 10, concluding that a system comparable to the Manitowoc System would be unlikely to sell for less than 9 times the dollar amount of its annualized current month's operating income and would be unlikely to sell for more than 10 times the dollar amount of its annualized current month's operating income. These multiples are slightly lower than those used in the previous methodology because of the increased risk and time factors involved in using current as compared to historical information. While the appraisal report does not disclose the assumptions of the appraiser in determining these multiples, the General Partner has no reason to believe that they are not reasonable. This method resulted in an estimated fair market value ranging from a low of $14,561,343 ($134 for each $500 limited partnership interest or $267 for each $1,000 invested in the Partnership) to a high of $16,179,270 ($146 for each $500 limited partnership interest or $291 for each $1,000 invested in the Partnership) for the Manitowoc System.

  The third valuation method applied a slightly lower multiple of next year's operating income of the Manitowoc System. For this valuation, Malarkey-Taylor first estimated, through its own analyses of current financial and operating data provided by the General Partner, next year's operating income for the Manitowoc System and then, based on its expertise and knowledge of the cable television industry, set a "low" multiple of 8.5 and a "high" multiple of 9.5, concluding that a system comparable to the Manitowoc System would be unlikely to sell for less than 8.5 times the system's projected operating income for the following year and would be unlikely to sell for more than 9.5 times the system's projected operating income for the following year. These multiples are slightly lower than those used in the previous methodologies because of the increased risk and time factors involved in using projected as compared to historical and current information. While the appraisal report does not disclose the assumptions of the appraiser in determining these multiples, the General Partner has no reason to believe that they are not reasonable. This method resulted in an estimated fair market value ranging from a low of $14,825,545 ($136 for each $500 limited partnership interest or $271 for each $1,000 invested in the Partnership) to a high of $16,569,726 ($148 for each $500 limited partnership interest or $297 for each $1,000 invested in the Partnership) for the Manitowoc System.

  The fourth valuation method was a discounted net cash flow analysis in which a purchase price (estimated fair market value) was calculated to achieve a target after-tax return on equity given particular operating and financing assumptions specific to the Manitowoc System. This method involved the use of projected operations for the Manitowoc System and a pre-determined target return on equity for a hypothetical buyer. Based on the firm's use of typical debt-to-equity ratios and debt services, it tested various purchase prices, i.e., potential fair market values, to determine a value that yielded the desired return on equity. Based on system information made available to Malarkey-Taylor by the General Partner and on information generally available to Malarkey-Taylor about the cable television industry, the firm made assumptions concerning the housing growth, plant mileage, growth in the number of subscribers for basic and pay television, adjustments in subscriber rates, increases in operating expenses and capital expenditures. Malarkey-Taylor also made specific assumptions concerning the capital structure that a typical, prudent buyer might experience, as well as the probable interest rates that would be applicable in connection with any debt financing that might be incurred. Malarkey-Taylor did a "high" and a "low" analysis. In its "high" analysis, Malarkey-Taylor projected that the Manitowoc System's revenues would grow from $4,142,168 in 1997 to $5,919,768 in 2003; that the Manitowoc System's operating expenses would grow from $2,397,986 in 1997 to $3,366,640 in 2003; and that net income would grow from ($368,565) in 1997 to $171,919 in 2003. In Malarkey-Taylor's "low" analysis, revenues and operating expenses are projected to increase to the same levels by 2003, but net income is projected to increase from ($329,920) in 1997 to $199,217 by 2003. Malarkey-Taylor projected that the Manitowoc System would add approximately 15 miles of cable plant per year between 1997 and 2003, resulting in growth of the Manitowoc System's cable plant from 170.5 miles in 1997 to 185.6 miles in 2003. Malarkey-Taylor projected that the number of homes passed by the Manitowoc System would grow from 16,481 in 1997 to 17,705 in 2003. Malarkey-Taylor projected that basic subscribers would grow from 11,523 in 1997 to 12,782 in 2003. Malarkey-Taylor projected penetration of the Manitowoc System increasing from 70.4 percent in 1997 to 73.4 percent in 2003. Malarkey-Taylor projected that premium television subscriptions would grow from 7,337 in 1997 to 8,139 in 2003. Malarkey-Taylor estimated that the Manitowoc System would take relatively small rate increases between 1997 and 2003, with, for example, 3 percent increases in basic rates each year, a 7 percent increase in expanded basic rates in 1997, a 5 percent increase in such rates in 1998 and a 3 percent increase in such rates through the rest of the period.

Malarkey-Taylor estimated that rate increases for pay television subscriptions would average 1 percent per year. Malarkey-Taylor estimated that rate increases for pay-per-view showings, converter rentals and installations would average 3 percent per year. These projections, if true, would result in an increase in basic rates from $11.08 in 1996 to $13.69 in 2003, and an increase in the rates for the expanded basic tier from $9.58 in 1996 to $12.46 in 2003. The "low" value was determined using a 14 percent return on equity and the "high" value was determined using a 12 percent return on equity. This method resulted in an estimated fair market value ranging from a low of $15,018,836 ($137 for each $500 limited partnership interest or $274 for each $1,000 invested in the Partnership) to a high of $16,161,365 ($145 for each $500 limited partnership interest or $291 for each $1,000 invested in the Partnership) for the Manitowoc System.

  The fifth valuation method was a discounted cash flow analysis that measured the net present value of the pre-tax operating cash flows (less capital expenditures, plus the residual value of the Manitowoc System) that represent the return on the total investment rather than those that could result from an assumed "purchase" with a pre-determined debt to equity ratio. The same set of financial projections that the firm prepared and used in the fourth valuation methodology were used for growth in subscribers, revenues, operating expenses and capital expenditures. The projected pre-tax operating cash flows for the Manitowoc System, plus the last-year residual value of the Manitowoc System less capital expenditures, were discounted to the present time at an acceptable current cost of money. This method indicated the present value of the future pre-tax operating cash flows, using an acceptable discounted factor based on the weighted average cost of money. The "high" value was determined using a 15 percent target return on investment and the "low" value was determined using a 16.5 percent target return on investment. This method resulted in an estimated fair market value ranging from a low of $14,941,776 ($136 for each $500 limited partnership interest or $273 for each $1,000 invested in the Partnership) to a high of $16,046,984 ($145 for each $500 limited partnership interest or $289 for each $1,000 invested in the Partnership) for the Manitowoc System.

  Malarkey-Taylor's valuation methodologies resulted in differing values for the Manitowoc System. The reason for this is grounded in the basic approach that the firm takes. The five different methods allow five different views of the system's value. The first method looks at past performance, but allows nothing for future performance. The second method looks at the system as it is as of the date of the appraisal. The third method looks at the system's projected operating income in the first year following the proposed sale. Both discounted cash flow methods fully consider the future value of the system by recognizing projected operating income and expenses, including capital expenditures. Based upon all of the available information about a system being appraised, the appraiser decides how to weight each of the five methods. The final estimated fair market value is not a straight average of all of the methods. Although the weighting is not shown in the appraisal report, Malarkey-Taylor generally prefers the discounted cash flow methods since they consider a broader range of factors that represent all sources of value, present and future. Malarkey-Taylor accordingly generally gives greater consideration to the discounted cash flow methods in its final judgment concerning the fair market value of a cable television system. Malarkey-Taylor's conclusions as to the range of values were based upon information and data supplied by the General Partner, Malarkey-Taylor's onsite inspection of the Manitowoc System in 1995, interviews with management and general cable television industry information. The fair market value appraisal of $15,567,000 ($141 for each $500 limited partnership interest or $282 for each $1,000 invested in the Partnership) reached by Malarkey-Taylor was based on the various valuations generated by it, and Malarkey-Taylor's general knowledge and expertise in the cable television industry.

  As compensation for rendering an opinion as to the fair market value of the Manitowoc System, the General Partner paid Malarkey-Taylor a fee of $4,536. Such fee was not contingent upon the conclusion reached by Malarkey-Taylor in its opinion. As compensation for rendering opinions as to the fair market value of other cable television systems owned and/or managed by the General Partner and its affiliates, and completing the analysis of the allocations of purchase prices between tangible and intangible assets for various cable television systems owned and/or managed by the General Partner and its affiliates, Malarkey-Taylor has received fees totalling $338,419 during the two years prior to the date hereof.

 The Kagan Appraisal

  Kagan Media Appraisals, Inc. ("Kagan") has more than twenty-seven years of experience in appraising communications properties. During that period, Kagan, according to its records, has appraised more than $26 billion worth of media properties. Kagan was selected by the General Partner to render an opinion as to the fair market value of the Manitowoc System in light of such overall qualifications. No limitations were imposed with respect to the appraisal to be rendered by Kagan. The firm was selected by the General Partner to prepare an independent appraisal of the Manitowoc System because of the firm's reputation in the industry, and its relationship with one of the most notable analysts on the cable television industry. Kagan has prepared independent appraisals of other cable television systems owned and/or managed by the General Partner. Certain affiliates of Kagan generally invest in publicly held media companies pursuant to an investment policy adopted by them in 1974. As a result, portfolios owned and/or managed by affiliates of Kagan maintain a long-term investment in the General Partner. In addition, the General Partner subscribes to a number of information services provided by affiliates of Kagan and employees of the General Partner from time to time enroll in seminars or serve as panelists in seminars conducted by affiliates of Kagan. The General Partner believes that Kagan's holdings in it are not material and do not compromise Kagan's status as an independent appraiser of the Manitowoc System's value. Kagan has certified to the General Partner in its appraisal report that it has no present or contemplated financial interest in the Manitowoc System and that its employment and compensation are in no way contingent upon the value reported.

  Kagan used two cable television system appraisal methodologies in reaching a conclusion as to the fair market value of the Manitowoc System, namely: (i) projected future cash flows discounted back to a cumulative present value, and
(ii) correlation of those results with analysis of recent comparable cable television system sales.

  With respect to the Manitowoc System, Kagan projected that household growth in the system's service area will average 0.6 percent per year from 1997 through 2006. Kagan concluded that the Manitowoc System's penetration can be expected to grow gradually from the current 70.3 percent to 74 percent in the years 2001 through 2006. Kagan projected that for the remainder of the forecast period basic rates would increase at approximately 5 percent annually. Kagan concluded that the basic churn rate would remain constant throughout the period at 21 percent per year. Kagan assumed that pay rate increases would average 4 percent per year. Kagan also analyzed growth in pay-per-view, advertising, home shopping and ancillary revenues. Kagan concluded that the combination of expected household growth, steady gains in penetration, modest rate increases and continued growth in pay-per-view, home shopping and advertising revenues are projected to raise total system revenue to $7,800,000 in 2006, or to $50.42 per subscriber per month. This is an average growth rate of approximately 5.9 percent annually over the ten-year forecast period. The ten-year discounted cash flow projections yielded a value of approximately $16,400,000 ($147 for each $500 limited partnership interest or $294 for each $1,000 invested in the Partnership) for the Manitowoc System.

  In order to correlate this statistical valuation with the realities of the marketplace, Kagan analyzed the sale of a number of comparable cable television systems that took place in 1996. Comparison of a cable television system to similar properties recently sold is an accepted appraisal methodology used to correlated statistical findings with the realities of the marketplace. Each of the comparables involved cable systems similar to the Manitowoc System in size, area demographics, basic and pay penetration levels and revenue per subscriber. Like cable properties can be compared to one another on a value-per-subscriber or cash flow multiple basis. This test is a valuation yardstick that reflects a multiple of the cash flow a subscriber is expected to generate in the first or second year of ownership. Kagan reported that cable systems have historically sold most often in the range of 9 to 11 times projected first-year cash flow with the higher end of the range generally assigned to systems that are expected to achieve significant near-term increases in cash flow. Thus, a cable subscriber forecasted to generate $170 of cash flow in the coming year and selling at 11 times that cash flow would be valued at $1,870 and that same subscriber selling at 13 times cash flow would be valued at $2,210. For the Manitowoc System's comparable analysis, Kagan studied sales of cable television systems serving between 5,000 and 20,000 subscribers, with basic penetration rates of between 50 percent and 85 percent. Kagan emphasized stand-alone, similarly sized systems located in one primary area.

  The first comparable that Kagan considered was a February 1996 transaction where a Mississippi system was sold for a cash flow multiple of 9.5. Applying this cash flow multiple to the Manitowoc System produced a comparable value of $17,200,000 ($153 for each $500 limited partnership interest or $306 for each $1,000 invested in the Partnership). A second comparable considered was the sale of a California system in July 1996 for a cash flow multiple of 8.8. Applying this cash flow multiple to the Manitowoc System produced a comparable value of $16,000,000 ($144 for each $500 limited partnership interest or $288 for each $1,000 invested in the Partnership). Kagan also looked at a transaction that closed in June 1996 which involved the sale of a different California system for a cash flow multiple of 7.6. If applied to the Manitowoc System, that transaction's cash flow multiple would yield a comparable value of $13,800,000 ($128 for each $500 limited partnership interest or $256 for each $1,000 invested in the Partnership) for the Manitowoc System. The final transaction examined by Kagan involved the sale of a Washington system for a cash flow multiple of 9.5. Applying this comparable to the Manitowoc System implies a comparable value of $17,200,000 ($153 for each $500 limited partnership interest or $306 for each $1,000 invested in the Partnership) for the Manitowoc System. The average of the four comparable values examined by Kagan was $16,100,000 ($145 for each $500 limited partnership interest or $290 for each $1,000 invested in the Partnership).

  Kagan finally correlated the values determined by the discounted cash flow analysis and the comparable sales analysis. This correlation of values was a highly subjective process undertaken by the independent appraiser. The discounted cash flow analysis yielded a value for the Manitowoc System of approximately $16,400,000 ($147 for each $500 limited partnership interest or $294 for each $1,000 invested in the Partnership) while the analysis of comparable sales yielded a value for the Manitowoc System of approximately $16,100,000 ($145 for each $500 limited partnership interest or $290 for each $1,000 invested in the Partnership). Kagan concluded that the proximity of these values, within less than 2 percent of each other, arrived at through two independent appraisal methodologies, underscored the validity of the assumptions used to cast the ten-year cash flow projections and established a range within which the value of the Manitowoc System could be expected to fall. In arriving at a single estimate of value, Kagan considered the fact that although the Manitowoc System has some upside in basic penetration, this is limited by satellite competition and the fact that the system has no spare channel capacity to increase offerings, making it that much more vulnerable to competition. In addition, Kagan noted that the Manitowoc System has only moderate upside in household growth. All of these factors led Kagan to value the Manitowoc System at the lower end of the value range. Kagan concluded that the fair market value of the Manitowoc System at August 31, 1996 was approximately $16,100,000 ($145 for each $500 limited partnership interest or $290 for each $1,000 invested in the Partnership). The analysis undertaken by Kagan was based in part on financial statements and operating data of the Manitowoc System furnished to Kagan by the General Partner.

  As compensation for rendering an opinion as to the fair market value of the Manitowoc System, the General Partner paid Kagan a fee of $20,000. Such fee was not contingent upon the conclusion reached by Kagan in its opinion. As compensation for rendering opinions as to the fair market value of other cable television systems and related businesses owned and/or managed by the General Partner and its affiliates, and completing the analysis of the allocations of purchase prices between tangible and intangible assets for various cable television systems owned and/or managed by the General Partner and its affiliates, Kagan has received fees totalling $247,260 during the two years prior to the date hereof.

 The Bond & Pecaro Appraisal

  Bond & Pecaro, Inc. ("Bond & Pecaro") is a consulting firm specializing in valuations, asset appraisals and related financial services for the communications industry. The firm has appraised assets of more than 1,500 communications facilities. Bond & Pecaro was selected by the General Partner to render an opinion as to the fair market value of the Manitowoc System in light of such overall qualifications. No limitations were imposed with respect to the appraisal to be rendered by Bond & Pecaro. The firm was selected by the General Partner to prepare an independent appraisal of the Manitowoc System because of the firm's reputation in the industry. Bond & Pecaro has prepared independent appraisals of other cable television systems owned and/or managed by the General Partner. The principals of Bond & Pecaro are not affiliated in any way with the General Partner.

  Like Kagan, Bond & Pecaro used both the income and the market methodologies to determine the fair market value of the Manitowoc System as of August 31, 1996. The firm developed a discounted cash flow analysis to determine the value of the Manitowoc System based upon its economic potential. The results of this analysis indicated that the value of the Manitowoc System as of August 31, 1996 was $16,713,500 ($149 for each $500 limited partnership interest or $299 for each $1,000 invested in the Partnership). In order to verify the results of the discounted cash flow analysis, Bond & Pecaro also utilized a comparable sales approach, relying upon an analysis of subscriber multiples. The results of this analysis supported the firm's conclusions about valuation resulting from application of the income approach.

  Bond & Pecaro reported that the initial parameter upon which its discounted cash flow projection is based is homes passed. Two factors affect the number of homes passed: new plant construction and household growth. In preparing its projection, Bond & Pecaro assumed that the number of households in the Manitowoc System's franchise area will increase at a rate equivalent to the average growth projected for the areas served by the system as a whole, or approximately 0.8 percent per year. Bond & Pecaro concluded that the basic penetration rate would grow modestly over the 10-year projected period from the current 69.4 percent to approximately 85 percent by 2006. The firm projected that pay penetration of the Manitowoc System will increase from a level of 63.2 percent in 1996 to approximately 72 percent by 2006. Bond & Pecaro concluded that due to regulatory and competitive restrictions, service rates for basic and expanded basic services are expected to grow with inflation while premium channel service rates are expected to remain relatively flat throughout the 10-year projected period. Bond & Pecaro estimated that pay-per-view service revenue will increase at a 12 percent annual rate through 2006, that commercial advertising will increase at an 11.3 percent annual rate through 1999 and at an 11.4 percent rate thereafter through the period and that annual installation revenue would grow at a compound annual rate of 3.5 percent during the projection period. The firm concluded that equipment rental revenues as well as other revenues also should increase by 3.5 percent annually through 2006. Bond & Pecaro concluded that total system revenues would increase from $3,900,000 in 1996 to approximately $7,200,000 in 2006. For purposes of its appraisal, Bond & Pecaro assumed that the Manitowoc System would maintain an operating profit margin of 42.5 percent, which was the system's operating profit margin in August 1996. Depreciation and amortization estimates were based upon an estimated tangible asset value of $2,820,000, the continuing annual capital expenditures required to upgrade and maintain the system's plant and equipment and the system's estimated intangible asset value. Bond & Pecaro used an estimated tax rate of
40.1 percent to project the taxable income of the Manitowoc System because the estimated rate reflects the combined federal, state and local tax rates in effect on August 31, 1996. Capital expenditures were projected at approximately 8 percent of the estimated value of the tangible assets of the Manitowoc System as of August 1996.

  Bond & Pecaro then determined the net after-tax cash flow for the Manitowoc System. After taxes were subtracted from the system's taxable income, non-cash depreciation and amortization expense was added back to net income to yield after-tax cash flow. From the after-tax cash flow, a provision for subsequent capital expenditures was deducted to calculate the net after-tax cash flow. Bond & Pecaro used a discount rate of 12 percent to calculate the present value of the net after-tax cash flows. In order to account for the risks associated with investments in the cable television industry and in the Manitowoc System in particular, Bond & Pecaro added a premium to a base discount rate to develop the 12 percent rate employed in its analysis. Bond & Pecaro then applied a multiplier of 10.75 to the Manitowoc System's 2006 operating cash flow. Bond & Pecaro's appraisal noted that multiples used in the valuation of cable television systems of a type similar to the Manitowoc System range from twelve to nine times operating cash flow, depending on market conditions and a system's profit potential. Bond & Pecaro noted also that exceptional circumstances will warrant multiples outside of this range. The appraisal report indicated that the selected multiple of 10.75 was used to estimate the value of the system at the end of the investment period. According to Bond & Pecaro, this multiple reflects the state of the market for cable television systems as of August 31, 1996, tempered by the economic conditions of the system's franchise service area, the necessity for a system rebuild and the uncertainty introduced by re-regulation of the cable television industry and competition from telephone companies and direct broadcast satellite operators. The 10-year discounted cash flow projection of Bond & Pecaro yielded a value of $16,713,500 ($149 for each $500 limited partnership interest or $299 for each $1,000 invested in the Partnership) for the Manitowoc System.

  In order to correlate this statistical valuation with the realities of the marketplace, Bond & Pecaro analyzed the sale of ten comparable cable television systems that took place between November 1995 and August 1996. The sales examined by Bond & Pecaro were selected based upon their comparability to the Manitowoc System. Subscriber counts for the comparable cable television systems were within 25 percent of the August 31, 1996 subscriber count for the Manitowoc System. The prices paid for these comparable systems ranged from $9.6 million to $20 million. With this analysis, Bond & Pecaro concluded that the average price per subscriber paid for the ten comparable cable television systems sales was approximately $1,419. Bond & Pecaro concluded that the Manitowoc System's overall fair market value was $16,700,000 ($149 for each $500 limited partnership interest or $299 for each $1,000 invested in the Partnership). This $16,700,000 value reflects a subscriber multiple of approximately $1,540 per subscriber, which is consistent with prevailing subscriber multiples of comparable sales.

  A representative of Bond & Pecaro visited the offices and technical facilities of the Manitowoc System in June 1995 as part of its preparation of the appraisal report. The firm's representative consulted with system management regarding market factors and system-specific issues that impacted the value of the system's tangible and intangible assets. Specific data provided by the system and the General Partner included historical audited financial statements for fiscal years 1992 through 1995, 1996 year to date unaudited financial statements, operating statistical summaries, system technical data, market demographic data and related materials. Other sources consulted in the preparation of the appraisal included industry factbooks, government publications and similar reference materials. Bond & Pecaro also relied upon information furnished by the Manitowoc System's management relating to the age, condition and adequacy of the system's physical plant.

  As compensation for rendering an opinion as to the fair market value of the Manitowoc System, the General Partner paid Bond & Pecaro a fee of $5,295. Such fee was not contingent upon the conclusions reached by Bond & Pecaro in its opinion. As compensation for rendering opinions as to the fair market value of other cable television systems owned and/or managed by the General Partner and its affiliates, Bond & Pecaro has received fees totalling $64,866 during the two years prior to the date hereof.

COSTS OF THE TRANSACTION

  The following is a reasonably itemized estimate of all expenses incurred or to be incurred in connection with the proposed sale of the Manitowoc System, all of which will be paid by the General Partner, including without limitation the cost of soliciting the votes of the holders of limited partnership interests:

        Filing fees                      $   871
        Legal fees                       $10,000
        Accounting fees                  $10,000
        Appraisal fees                   $29,830
        Printing costs                   $30,000
        Postage and miscellaneous costs  $10,000

                            PROPOSED SALE OF ASSETS

THE PURCHASE AND SALE AGREEMENT

  Pursuant to the terms and conditions of a purchase and sale agreement dated as of September 5, 1995, as amended September 30, 1996 (the "Purchase and Sale Agreement") by and between the Venture and the General Partner, the Venture has agreed to sell the Manitowoc System to the General Partner. The General Partner intends to finance its acquisition of the Manitowoc System using cash on hand and cash generated from operations. Based upon amounts estimated as of September 30, 1996, the aggregate cost of the acquisition of the Manitowoc System to the General Partner, including the adjusted contract purchase price, will be approximately $15,841,995.

  The closing of the sale will occur on a date upon which the Venture and the General Partner mutually agree by June 30, 1997. It is anticipated that the closing will occur within a few weeks after receipt of the approval of the sale by the limited partners of the Venture's four constituent partnerships. Because the closing is conditioned upon, among other things, the approval of the limited partners of the Venture's four constituent partnerships and the receipt of material third party consents necessary for the transfer of the Manitowoc System to the General Partner there can be no assurance that the proposed sale will occur. If all conditions precedent to the General Partner's obligation to close are not eventually satisfied or waived, the General Partner's obligation to purchase the Manitowoc System will terminate on June 30, 1997.

THE MANITOWOC SYSTEM

  The assets to be acquired by the General Partner consist primarily of the real and personal, tangible and intangible assets of the Venture's Manitowoc System. The General Partner will purchase all of the tangible assets of the Manitowoc System, including, among other things, the headend equipment, underground and aboveground cable distribution systems, towers, earth satellite receive stations, and furniture and fixtures of the Manitowoc System. The Purchaser also will acquire certain of the intangible assets of the Manitowoc System, including, among other things, all of the franchises, leases, agreements, permits, licenses and other contracts and contract rights of the Manitowoc System. Also included in the sale are certain parcels of real estate owned by the Manitowoc System, the subscriber accounts receivable of the Manitowoc System and all of the Manitowoc System's engineering records, files, schematics, maps, reports, promotional graphics, marketing materials and reports filed with federal, state and local regulatory agencies. Certain of the Manitowoc System's assets will be retained by the Venture, including cash or cash equivalents on hand and in banks, certain insurance policies and rights and claims thereunder, and any federal or state income tax refunds to which the Venture may be entitled.

PURCHASE PRICE

  Subject to the working capital adjustments described below, the purchase price for the Manitowoc System is $16,122,333. The purchase price will be reduced by any accounts payable and accrued expenses and vehicle lease obligations existing on the closing date. The purchase price will be increased by any accounts receivable existing on the closing date. The purchase price for the Manitowoc System also will be adjusted as of the closing date with respect to all items of income and expense associated with the operation of the Manitowoc System. This adjustment will reflect, in accordance with generally accepted accounting principles, that all expenses and income attributable to the period on or after the closing date are for the account of the General Partner and those prior to the closing date are for the account of the Venture. Please see Note 3 of the Notes to Unaudited Pro Forma Financial Statements for a detailed accounting of the estimated closing adjustments.

CONDITIONS TO CLOSING

  The General Partner's obligations under the Purchase and Sale Agreement are subject to the following conditions: (a) the Venture shall have obtained all material consents and approvals from governmental authorities and other third parties necessary to the transfer of the Manitowoc System to the General Partner, and (b) all representations and warranties of the Venture shall be true and correct in all material respects as of the closing date.

The Venture has obtained the consent of the City of Manitowoc, and the General Partner does not anticipate that the Venture will experience any significant difficulty in obtaining the other necessary consents and approvals to the currently proposed sale. If, however, the Venture fails to obtain certain consents and approvals of third parties with whom the Manitowoc System has contracted, the General Partner likely will waive this condition to closing. In such circumstances, the General Partner would agree to indemnify the Venture for any liabilities incurred in connection with a closing without prior receipt of all necessary consents. The Venture's obligations under the Purchase and Sale Agreement are subject to receipt of the purchase price for the Manitowoc System.

                        FEDERAL INCOME TAX CONSEQUENCES

  The purpose of the following discussion of the income tax consequences of the proposed transaction is to inform the limited partners of the Partnership of the federal income tax consequences to the Partnership and to its partners arising from the sale of the Manitowoc System. The tax information included herein was prepared by the tax department of the General Partner. The tax information is taken from tax data compiled by the General Partner in its role as the Partnership's tax administrator and is not based upon the advice or formal opinion of counsel. The tax discussion that follows is merely intended to inform the limited partners of factual information and should not be considered tax advice.

  By the expected date of the Manitowoc System's sale, the limited partners will have received certain tax benefits from their investment in the Partnership. Assuming maximum federal income tax rates and no other sources of passive income, limited partners will have received $6,656,002 in tax benefits from Partnership losses ($481 per $1,000 invested).

  The sale of the Manitowoc System will result in a gain for federal income tax purposes. The amount of this gain allocated to limited partners is approximately $2,767,166. The General Partner estimates that $2,276,090 ($165 per $1,000 invested) of this gain will be treated as ordinary income. This amount of ordinary income results from the recapture of depreciation on personal property under Section 1245. The General Partner estimates that the remainder of the gain, $491,076 ($36 per $1,000 invested), will be treated as long term capital gain under Section 1231.

  Assuming the 31 percent rate applies to ordinary income and the 28 percent rate applies to long term capital gain income, as a result of the sale of the Manitowoc System, a limited partner will be subject to federal income taxes of $61 per $1,000 invested in the Partnership. The taxable income will be recognized in the year of the closing of the sale, which is expected to be 1997.

  The sale of the Manitowoc System will cause the liquidation of the Partnership, which will result in an additional tax deduction for the limited partners. The final capital account balance reported on the 1997 Schedule K-1 of each limited partner will reflect a positive ending capital account balance that is projected to equal $130 per $1,000 invested. This amount represents partnership syndication costs that may be deducted on the limited partners' tax return as a long term capital loss under Section 731. The deduction of long term capital losses may be limited depending on each partners' specific income tax situation.

  Limited partners who are non-resident aliens or foreign corporations ("foreign persons") are subject to a withholding tax on their share of the Partnership's income from the sale of the Manitowoc System. The withholding rates are 39.6 percent for individual partners and 35 percent for corporate partners. The tax withheld will be remitted to the Internal Revenue Service and the foreign person will receive a credit on their U.S. tax return for the amount of the tax withheld by the Partnership. The tax withheld will be treated as a distribution to the limited partner.

                   CERTAIN INFORMATION ABOUT THE PARTNERSHIP
                            AND THE GENERAL PARTNER

  The General Partner acquires, develops and operates cable television systems for itself and for its managed limited partnerships. Based on the number of basic subscribers served by the General Partner's owned and managed cable television systems, the General Partner is one of the largest cable television system operators in the United States. It owns and/or manages for affiliated public limited partnerships 56 cable television systems in 23 states serving approximately 1.4 million basic subscribers. The principal executive offices of the Partnership and the General Partner are located at 9697 East Mineral Avenue, Englewood, Colorado 80112, and their telephone number is (303) 792-3111.

  The limited partnership interests of the Partnership are registered pursuant to Section 12(g) of the Exchange Act. As such, the Partnership currently is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, is obligated to file periodic reports, proxy statements and other information with the Securities and Exchange Commission relating to its business, financial condition and other matters. Reports and other information filed by the Partnership can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Partnership will be liquidated and dissolved after the sale of the Manitowoc System. The Partnership's registration and reporting requirements under the Exchange Act will be terminated upon dissolution of the Partnership.

  The General Partner also is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, files periodic reports, proxy statements and other financial information with the Securities and Exchange Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the General Partner's directors and officers, their compensation, options granted to them, the principal holders of the General Partner's securities and any material interest of such persons in transactions with the General Partner is required to be disclosed in certain documents filed with the Commission. Such reports, proxy statements and other information may be inspected at the above-listed public reference facilities maintained by the Commission. Copies of such materials may be obtained upon payment of the Commission's prescribed charges by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.

  The name, business address and principal occupation and employment for the past five years of each of the directors and executive officers of the General Partner are set forth in Schedule 1 to this Proxy Statement. To the best knowledge of any of the persons listed on Schedule 1 hereto, except as disclosed on such schedule, no persons listed on such schedule beneficially own any limited partnership interests in the Partnership.

  Except as disclosed herein, neither the General Partner nor, to the best of its knowledge, any of the persons listed on Schedule 1 hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any limited partnership interest of the Partnership, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any of such interests, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies.

                      CERTAIN RELATED PARTY TRANSACTIONS

  The General Partner and its affiliates engage in certain transactions with the Venture as contemplated by the Partnership Agreement. The General Partner believes that the terms of such transactions are generally as favorable as could be obtained by the Venture from unaffiliated parties. This determination has been made by the General Partner in good faith, but none of the terms were or will be negotiated at arm's-length and there can be no assurance that the terms of such transactions have been or will be as favorable as those that could have been obtained by the Venture from unaffiliated parties.

  The General Partner charges the Venture a management fee relating to its cable television system, and the Venture reimburses the General Partner for certain allocated overhead and administrative expenses in accordance with the terms of the Partnership Agreement. These expenses consist primarily of salaries and benefits paid to corporate personnel, rent, data processing services and other facilities costs. Such personnel provide engineering, marketing, administrative, accounting, legal and investor relations services to the Partnership and the Venture. Allocations of personnel costs are based primarily on actual time spent by employees of the General Partner with respect to cable television systems managed. Systems owned by the General Partner and all other systems owned by partnerships for which Jones Intercable, Inc. is the general partner are also allocated a proportionate share of these expenses. No duplicate management or other fees or reimbursements are charged to the Partnership and the Partnership bears only 27 percent of the fees and reimbursements paid by the Venture, which is attributable to the Partnership's 27 percent ownership interest in the Venture.

  The General Partner from time to time also advances funds to the Venture and charges interest on the balances payable from the Venture. The interest rate charged the Venture approximates the General Partner's weighted average cost of borrowing.

  The Manitowoc System receives stereo audio programming from Superaudio, a joint venture owned 50 percent by an affiliate of the General Partner and 50 percent by an unaffiliated party, educational video programming from Mind Extension University, Inc., an affiliate of the General Partner, and computer video programming from Jones Computer Network, Ltd., an affiliate of the General Partner, for fees based upon the number of subscribers receiving the programming.

  Jones Infomercial Networks, Inc. ("Infomercial"), an affiliate of the General Partner, provides advertising time for third parties on the Manitowoc System. In consideration, the revenues generated from the third parties are shared two-thirds and one-third between Infomercial and the Venture. During the year ended December 31, 1995 and the nine months ended September 30, 1996, the Venture received revenues from Infomercial totalling $4,559 and $2,584, respectively.

  The charges to the Venture for related party transactions were as follows for the periods indicated:

                                                               FOR THE YEAR
                                            FOR THE NINE    ENDED DECEMBER 31,
                                            MONTHS ENDED    -------------------
                                         SEPTEMBER 30, 1996   1995      1994
                                         ------------------ --------- ---------
     Management fees....................      $138,526      $ 181,634 $ 164,805
     Allocation of expenses.............       193,989        282,057   272,753
     Interest expense...................         1,344          6,848    13,306
     Amount of notes and advances
      outstanding.......................             0         45,258    72,764
     Highest amount of notes and
      advances outstanding..............        77,215         77,215    72,764
     Programming fees:
       Superaudio.......................         5,240          6,318     6,105
       Mind Extension University........         5,750          6,759     5,532
       Jones Computer Network...........        10,863         12,760     3,316

                  USE OF PROCEEDS FROM MANITOWOC SYSTEM SALE

  The following is a brief summary of the Partnership's estimated use of the proceeds from the sale of the Manitowoc System. All of the following selected financial information is based upon amounts as of September 30, 1996 and certain estimates of liabilities at closing. Final results may differ from these estimates. A more detailed discussion of the financial consequences of the sale of the Manitowoc System is set forth below under the caption "Unaudited Pro Forma Financial Information." All limited partners are encouraged to review carefully the unaudited pro forma financial statements and notes thereto.

  If the holders of a majority of limited partnership interests of the four partnerships that comprise the Venture approve the proposed sale of the Manitowoc System and the transaction is closed, the Venture will pay all of its indebtedness and then the net sale proceeds will be distributed to the four constituent partnerships of the Venture. The Partnership will receive 27 percent of such proceeds and the Partnership will distribute this portion of the net sale proceeds pursuant to the terms of the Partnership Agreement. The estimated uses of the sale proceeds are as follows:

   Contract Sales Price of the Manitowoc System.................... $16,122,333
   Add:Cash on Hand................................................   3,483,777
   Less:Estimated Net Closing Adjustments..........................    (280,338)
      Repayment of Debt............................................      (4,775)
                                                                    -----------
        Cash Available for Distribution to Joint Venturers.........  19,320,997
        Cash Distributed to Other Joint Venturers.................. (14,082,860)
                                                                    -----------
        Cash Available for Distribution by the Partnership......... $ 5,238,137
                                                                    ===========
        Limited Partners' Share (75%).............................. $ 4,013,189
                                                                    ===========
        General Partner's Share (25%).............................. $ 1,224,948
                                                                    ===========

  Based upon financial information available at September 30, 1996, below is an estimate of all cash distributions that will have been made to limited partners after the distribution of the proceeds from the sale of the Manitowoc System is completed.

   Summary of Estimated Cash Distributions to Limited Partners:
     Return of Limited Partners' Initial Capital on the 1990 Sale
      of the Venture's Wisconsin Systems...........................  $13,828,500
     Limited Partners' Share of Residual Proceeds on the 1990 Sale
      of the Venture's Wisconsin Systems...........................   13,284,513
     Limited Partners' Share of Residual Proceeds on the 1996 Sale
      of the Venture's Manitowoc System............................    4,013,189
                                                                     -----------
     Total Estimated Cash Received by Limited Partners.............  $31,126,202
                                                                     ===========
     Total Cash Received per $1,000 of Limited Partnership Capital.  $     2,251
                                                                     ===========
     Total Cash Received per $500 Limited Partnership Interest ....  $     1,125
                                                                     ===========

  The estimated after-tax internal rate of return on an investment in the Partnership is approximately 12.2 percent. This internal rate of return includes the distribution to be made of the net proceeds from the sale of the Manitowoc System and the prior distribution of the net proceeds from the sale of the Venture's Wisconsin systems in June 1990.

  Based on financial information available at September 30, 1996, the following table presents the estimated results of the Partnership when the Venture has completed the sale of the Manitowoc System:

   Dollar Amount Raised.......................................     $13,828,500
   Number of Cable Television Systems Purchased Directly......            None
   Number of Cable Television Systems Purchased Indirectly....           Eight
   Date of Closing of Offering................................   December 1983
   Date of First Sale of Properties...........................  September 1989
   Tax and Distribution Data per $1,000 of Limited Partnership
    Capital:
     Federal Income Tax Results
       Ordinary Income (Loss)
       --from operations......................................         $(1,491)
       --from recapture.......................................         $ 1,940
       Capital Gain (Loss)....................................         $   801

     Cash Distributions to Investors
       Source (on GAAP basis)
       --investment income.............................................. $ 1,251
       --return of capital.............................................. $ 1,000
       Source (on cash basis)
       --sales.......................................................... $ 2,251

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION
                          OF CABLE TV FUND 11-C, LTD.

  The following unaudited pro forma financial statements assume that as of September 30, 1996, the Venture had sold the Manitowoc System for $16,122,333. The funds available to the Venture, adjusting for the estimated net closing adjustments of the Manitowoc System, are expected to total approximately $15,841,995 Such funds will be used to repay indebtedness and the balance will be distributed to the four constituent partnerships of the Venture pursuant to the percentage ownership interests in the Venture of each Partnership and then each partnership will distribute its share of the net proceeds pursuant to the terms of their partnership agreements, which will be 75 percent to the limited partners and 25 percent to the General Partner.

  The unaudited pro forma financial statements should be read in conjunction with the appropriate notes to the unaudited pro forma financial statements.

  ALL OF THE FOLLOWING UNAUDITED PRO FORMA FINANCIAL INFORMATION IS BASED UPON AMOUNTS AS OF SEPTEMBER 30, 1996 AND CERTAIN ESTIMATES OF LIABILITIES AT CLOSING. FINAL RESULTS MAY DIFFER FROM SUCH INFORMATION.

                            CABLE TV FUND 11-C, LTD.

                       UNAUDITED PRO FORMA BALANCE SHEET
                               SEPTEMBER 30, 1996

                                                          PRO FORMA   PRO FORMA
                                            AS REPORTED  ADJUSTMENTS   BALANCE
                                            -----------  -----------  ----------
ASSETS
Cash and cash equivalents.................. $      --    $ 5,238,137  $5,238,137
Investment in cable television venture.....  2,558,835    (2,558,835)        --
                                            ----------   -----------  ----------
    Total Assets........................... $2,558,835   $ 2,679,302  $5,238,137
                                            ==========   ===========  ==========
PARTNERS' CAPITAL (DEFICIT)
  Accrued distribution to Limited Partners. $      --    $ 4,013,189  $4,013,189
  Accrued distribution to General Partner..        --      1,224,948   1,224,948
                                            ----------   -----------  ----------
    Total Liabilities......................        --      5,238,137   5,238,137
                                            ----------   -----------  ----------
Partners' Capital (Deficit):
  General Partner..........................    (98,549)       98,549         --
  Limited Partners.........................  2,657,384    (2,657,384)        --
                                            ----------   -----------  ----------
    Total Partners' Capital (Deficit)......  2,558,835    (2,558,835)        --
                                            ----------   -----------  ----------
  Total Liabilities and Partners' Capital
   (Deficit)............................... $2,558,835   $ 2,679,302  $5,238,137
                                            ==========   ===========  ==========

   The accompanying notes to unaudited pro forma financial statements are an integral part of this unaudited balance sheet.

                            CABLE TV FUND 11-C, LTD.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                                            PRO FORMA  PRO FORMA
                                               AS REPORTED ADJUSTMENTS  BALANCE
                                               ----------- ----------- ---------
EQUITY IN NET INCOME OF CABLE TELEVISION
 JOINT VENTURE................................  $123,056    $(123,056)   $ --
                                                --------    ---------    -----
NET INCOME....................................  $123,056    $(123,056)   $ --
                                                ========    =========    =====
NET INCOME PER LIMITED PARTNERSHIP UNIT.......  $   4.40    $   (4.40)   $ --
                                                ========    =========    =====

   The accompanying notes to unaudited pro forma financial statements are an integral part of this unaudited statement.

                            CABLE TV FUND 11-C, LTD.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996

                                                           PRO FORMA  PRO FORMA
                                              AS REPORTED ADJUSTMENTS  BALANCE
                                              ----------- ----------- ---------
EQUITY IN NET INCOME OF CABLE TELEVISION
 JOINT VENTURE...............................  $119,442    $(119,442)   $ --
                                               --------    ---------    -----
NET INCOME...................................  $119,442    $(119,442)   $ --
                                               ========    =========    =====
NET INCOME PER LIMITED PARTNERSHIP UNIT......  $   4.28    $   (4.28)   $ --
                                               ========    =========    =====

   The accompanying notes to unaudited pro forma financial statements are an integral part of this unaudited statement

                           CABLE TV FUND 11-C, LTD.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

  1) The Partnership has a 27 percent ownership interest in the Venture through capital contributions made during 1984 of $12,200,000. The following calculations present the sale of the Manitowoc System and the resulting estimated distributions to be received by the Partnership.

  2) The unaudited pro forma balance sheet of the Partnership assumes that the Venture had sold the Manitowoc System for $16,122,333 as of September 30, 1996. The unaudited statement of operations of the Partnership assumes that the Venture had sold the Manitowoc System as of January 1, 1995.

  3) The Venture had a cash balance of $3,483,777 at September 30, 1996. Of this cash balance, approximately $1,300,000 represents cash generated from the operations of the Manitowoc System and approximately $2,184,000 represents residual proceeds from the sale of the Wisconsin systems in 1990. This cash will be distributed with the net proceeds from the sale of the Manitowoc System. The $1,300,000 generated from the operations of the Manitowoc System will be distributed 99 percent to the limited partners and 1 percent to the General Partner. The $2,184,000 of residual proceeds will be distributed 75 percent to the limited partners and 25 percent to the General Partner.

  4) The estimated gain recognized from the sale of the Manitowoc System and corresponding estimated distribution to limited partners as of September 30, 1996 has been computed as follows:

GAIN ON SALE OF ASSETS:

Contract sales price.............................................  $ 16,122,333
Less: Net book value of investment in cable television properties
      at September 30, 1996......................................    (2,443,945)
Additional franchise costs.......................................    (1,850,000)
                                                                   ------------
Gain on sale of assets...........................................  $ 11,828,388
                                                                   ============
Partnership's share of gain on sale of assets....................  $  3,206,807
                                                                   ============
DISTRIBUTIONS TO PARTNERS:
Contract sales price.............................................  $ 16,122,333
Add:Trade receivables, net.......................................       102,278
Prepaid expenses.................................................        22,309
Less:Accrued liabilities assumed by the General Partner..........      (380,553)
Subscriber prepayments...........................................       (24,372)
                                                                   ------------
Adjusted cash received...........................................    15,841,995
Less:Outstanding debt to third parties...........................        (4,775)
Add:Cash on hand.................................................     3,483,777
                                                                   ------------
Cash available for distribution..................................    19,320,997
Cash distributed to other Joint Venturers........................   (14,082,860)
                                                                   ------------
Cash available for distribution by the Partnership...............  $  5,238,137
                                                                   ============
Amount due Limited Partners (75%)................................  $  4,013,189
                                                                   ============
Amount due General Partner (25%).................................  $  1,224,948
                                                                   ============

                             AVAILABLE INFORMATION

  The Partnership's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996 and the Partnership's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 are being mailed to the limited partners of the Partnership together with this Proxy Statement. Copies of the three independent appraisals of the fair market value of the Manitowoc System and copies of the Purchase and Sale Agreement between the Venture and the Purchaser are available to each limited partner of the Partnership upon written request to Elizabeth M. Steele, Secretary, Jones Intercable, Inc., 9697 East Mineral Avenue, Englewood, Colorado 80112, (303) 792-3111. Copies of these documents will be provided at the expense of the requesting limited partner.

  A Rule 13e-3 Transaction Statement furnishing certain additional information with respect to the transaction described herein has been jointly filed by the Partnership and the Purchaser with the Securities and Exchange Commission.

                          INCORPORATION BY REFERENCE

  The Partnership's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and the Partnership's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996 are incorporated by reference in this Proxy Statement. The Partnership specifically incorporates by reference herein
Item 1. Business, Item 2. Properties, Item 5. Market for the Registrant's Common Stock and Related Security Holder Matters, Item 6. Selected Financial Data, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations and Item 8. Financial Statements from its 1995 Annual Report on Form 10-K and the September 30, 1996 Quarterly Report on Form 10-Q in its entirety.

                                                                     SCHEDULE 1

            EXECUTIVE OFFICERS AND DIRECTORS OF THE GENERAL PARTNER

  Set forth below is the name, residence or business address, present principal occupation or employment and five-year employment history of the executive officers and directors of the General Partner. Also set forth is the aggregate number of limited partnership interests of the Partnership beneficially owned by each such person. The present principal occupation of each executive officer of the General Partner is as an executive officer of the General Partner. The Partnership has no officers or employees. All persons listed, except for Messrs. Burney, MacDonald and Vanaselja, are citizens of the United States. Messrs. Burney, MacDonald and Vanaselja are citizens of Canada.

                                                                            AGGREGATE NUMBER
                                                                               OF LIMITED
                                                                          PARTNERSHIP INTERESTS
    NAME AND ADDRESS                 OCCUPATION OR EMPLOYMENT              BENEFICIALLY OWNED
    ----------------                 ------------------------             ---------------------
Glenn R. Jones           Mr. Jones has served as Chairman of the Board of           0
c/o Jones Intercable,     Directors and Chief Executive Officer of the
Inc. 9697 E. Mineral      General Partner since its formation in 1970.
Avenue Englewood, CO
80112
Christopher J. Bowick    Mr. Bowick is the General Partner's Group Vice             0
c/o Jones Intercable,     President/Technology and its Chief Technical
Inc. 9697 E. Mineral      Officer. Prior to joining the General Partner
Avenue Englewood, CO      in 1991, Mr. Bowick worked as Vice President of
80112                     Engineering of Scientific Atlanta's
                          transmission systems business division.
Derek H. Burney          Mr. Burney was appointed a Director of the                 0
c/o Bell Canada           General Partner in December 1994 and he became
International Inc.        Vice Chairman of the General Partner's Board in
1000 rue de la            January 1995. Mr. Burney joined BCE Inc.,
Gauchetiere Bureau 1100   Canada's largest telecommunications company, in
Montreal (PQ)             January 1993, and he has been Chairman of Bell
Canada H3B 4Y8            Canada International Inc., a subsidiary of BCE
                          Inc., since that time and, in addition, he has
                          been the subsidiary's Chief Executive Officer
                          since July 1993. Prior to joining BCE Inc., Mr.
                          Burney was Canada's ambassador to the United
                          States from 1989 to 1992.
Robert E. Cole           Mr. Cole was appointed a Director of the General           0
c/o Jones Intercable,     Partner in March 1996. Mr. Cole is currently
Inc.                      self-employed as a partner of First Variable
9697 E. Mineral Avenue    Insurance Marketing and is responsible for
Englewood, CO 80112       marketing to National Association of Securities
                          Dealers, Inc. firms in northern California,
                          Oregon, Washington and Alaska. From 1993 to
                          1995, Mr. Cole was the director of marketing
                          for Larnar Life Insurance Company; from 1992 to
                          1993, Mr. Cole was Senior Vice President of PMI
                          Inc., a third party lender serving the special
                          needs of corporate owned life insurance (COLI)
                          and from 1988 to 1992, Mr. Cole was the
                          principal of a speciality investment banking
                          firm that provided services to finance the
                          ownership and growth of emerging companies,
                          productive assets and real property.

                                                                            AGGREGATE NUMBER
                                                                               OF LIMITED
                                                                          PARTNERSHIP INTERESTS
    NAME AND ADDRESS                 OCCUPATION OR EMPLOYMENT              BENEFICIALLY OWNED
    ----------------                 ------------------------             ---------------------
Kevin P. Coyle           Mr. Coyle, Group Vice President/Finance of the             0
c/o Jones Intercable,     General Partner, has been the General Partner's
Inc. 9697 E. Mineral      Chief Financial Officer since 1990. Mr. Coyle
Avenue Englewood, CO      has been an associate of the General Partner
80112                     since 1981.
William E. Frenzel       Mr. Frenzel was appointed a Director of the                0
1775 Massachusetts        General Partner in April 1995. He has been a
Avenue, NW                Guest Scholar since 1991 with the Brookings
Washington, DC 20036      Institution, a research organization located in
                          Washington D.C. Until his retirement in January
                          1991, Mr. Frenzel served for twenty years in
                          the United States House of Representatives.
Donald L. Jacobs         Mr. Jacobs was appointed a Director of the                 0
60435 Tekampe Road        General Partner in April 1995. From 1983 to
Bend, OR 97702            1992, at which time Mr. Jacobs retired, Mr.
                          Jacobs was an executive officer of TRW. Prior
                          to his retirement, he was Vice President and
                          Deputy Manager of the Space and Defense Sector;
                          prior to that appointment, he was the Vice
                          President and General Manager of the Defense
                          Systems Group; and prior to that appointment,
                          he was President of ESL, Inc., a subsidiary of
                          TRW.
Larry Kaschinske         Mr. Kaschinske has been the Controller and Chief           0
c/o Jones Intercable,     Accounting Officer of the General Partner since
Inc. 9697 E. Mineral      1994. Mr. Kaschinske has been an associate of
Avenue Englewood, CO      the General Partner since 1984.
80112
James J. Krejci          Mr. Krejci has been a Director of the General              0
c/o Jones Intercable,     Partner since 1987. He was the President of the
Inc.                      International Division of International Gaming
9697 E. Mineral Avenue    Technology headquartered in Reno, Nevada from
Englewood, CO 80112       May 1994 until March 1995. Prior to joining
                          International Gaming Technology, Mr. Krejci had
                          been a Group Vice President of the General
                          Partner since 1987.
John A. MacDonald        Mr. MacDonald was appointed a Director of the              0
c/o Bell Canada           General Partner in November 1995. Mr. MacDonald
International Inc.        is Executive Vice President-Business
1000 rue de la            Development and Chief Technology Officer of
Gauchetiere               Bell Canada. Prior to joining Bell Canada in
Bureau 1100               November 1994, he was President and Chief
Montreal (PQ)             Executive Officer of The New Brunswick
Canada H3B 4Y8            Telephone Company, a post he had held since
                          March of that year. Mr. MacDonald began his
                          career with NBTel in 1977 and he held various
                          posts with that Company until his departure in
                          November 1994.
James B. O'Brien         Mr. O'Brien has been President, Chief Operating            0
c/o Jones Intercable,     Officer and a Director of the General Partner
Inc.                      since 1989. Mr. O'Brien has been with the
9697 E. Mineral Avenue    General Partner since 1982 in various
Englewood, CO 80112       operational management positions.

                                                                            AGGREGATE NUMBER
                                                                               OF LIMITED
                                                                          PARTNERSHIP INTERESTS
    NAME AND ADDRESS                 OCCUPATION OR EMPLOYMENT              BENEFICIALLY OWNED
    ----------------                 ------------------------             ---------------------
Raphael M. Solot         Mr. Solot was appointed a director of the                  0
c/o Jones Intercable,     General Partner in March 1996. Mr. Solot is an
Inc.                      attorney in private practice. He has practiced
9697 E. Mineral Avenue    law for 31 years with an emphasis on franchise,
Englewood, CO 80112       corporate and partnership law and complex
                          litigation.
Elizabeth M. Steele      Ms. Steele joined the General Partner in 1987 as           0
c/o Jones Intercable,     Vice President/General Counsel and Secretary.
Inc.                      Prior to that time, Ms. Steele was a partner at
9697 E. Mineral Avenue    Davis, Graham & Stubbs, a Denver, Colorado law
Englewood, CO 80112       firm that serves as counsel to the General
                          Partner.
Howard O. Thrall         Mr. Thrall was appointed a director of the                 0
c/o Jones Intercable,     General Partner in March 1996 and he had
Inc.                      previously served as a director of the General
9697 E. Mineral Avenue    Partner from December 1988 to December 1994.
Englewood, CO 80112       Mr. Thrall is senior vice president-corporate
                          development for First National Net, Inc., a
                          leading service provider for the mortgage
                          banking industry. From September 1993 through
                          July 1996, Mr. Thrall served as vice president
                          of sales, Asian region for World Airways, Inc.
                          From 1984 until August 1993, Mr. Thrall was
                          with the McDonnell Douglas Corporation, where
                          he was a regional vice president, commercial
                          marketing with the Douglas Aircraft Company
                          subsidiary.
Siim A. Vanaselja        Mr. Vanaselja was appointed a director of the              0
c/o Bell Canada           General Partner in August 1996. Mr. Vanaselja
International Inc.        joined BCE, Inc., Canada's largest
1000 rue de la            telecommunications company, in February 1994
Gauchetiere               and he has served in various capacities with
Bureau 1100               that company and its subsidiaries since that
Montreal (PQ)             time. He currently serves as Chief Financial
Canada H3B 4Y8            Officer of Bell Canada International Inc., a
                          BCE Inc. subsidiary. Prior to joining BCE Inc.
                          and since August 1989, Mr. Vanaselja was a
                          partner in the Toronto office of KPMG Peat
                          Marwick Thorne.
Raymond L. Vigil         Mr. Vigil has been Group Vice President/Human              0
c/o Jones Intercable,     Resources of the General Partner since 1993.
Inc.                      Previous to joining the General Partner, Mr.
9697 E. Mineral Avenue    Vigil served as Executive Director of Learning
Englewood, CO 80112       at U S West. Prior to
                          U S West, Mr. Vigil worked in various human
                          resources posts over a 14-year term with the
                          IBM Corporation.
Ruth E. Warren           Ms. Warren has been Group Vice                             0
c/o Jones Intercable,     President/Operations of the General Partner
Inc.                      since 1990. Ms. Warren has been with the
9697 E. Mineral Avenue    General Partner in various operational
Englewood, CO 80112       management positions since 1980.

                                                                            AGGREGATE NUMBER
                                                                               OF LIMITED
                                                                          PARTNERSHIP INTERESTS
    NAME AND ADDRESS                 OCCUPATION OR EMPLOYMENT              BENEFICIALLY OWNED
    ----------------                 ------------------------             ---------------------
Cynthia A. Winning       Ms. Winning joined the General Partner as Group            0
c/o Jones Intercable,     Vice President/Marketing in December 1994.
Inc.                      Prior to joining the General Partner, Ms.
9697 E. Mineral Avenue    Winning served in 1994 as the President of PRS
Englewood, CO 80112       Inc., a Denver, Colorado sports and event
                          marketing company. From 1979 to 1981 and from
                          1986 to 1994, Ms. Winning served as the Vice
                          President and Director of Marketing for
                          Citicorp Retail Services, Inc.
Sanford Zisman           Mr. Zisman was appointed a director of the                 0
c/o Jones Intercable,     General Partner in June 1996. Mr. Zisman is a
Inc.                      member of the law firm, Zisman & Ingraham, P.C.
9697 E. Mineral Avenue    of Denver, Colorado. He has practiced law for
Englewood, CO 80112       31 years, with an emphasis on tax, business and
                          estate planning and probate administration.
Robert L. Zoellick       Mr. Zoellick was appointed a Director of the               0
3900 Wisconsin            General Partner in April 1995. Mr. Zoellick is
Avenue, NW                Executive Vice President, General Counsel and
Washington, DC 20016      Corporate Secretary of Fannie Mae, a federally
                          chartered and stockholder-owned corporation
                          that is the largest housing finance investor in
                          the United States. From August 1992 to January
                          1993, Mr. Zoellick served as Deputy Chief of
                          Staff of the White House and Assistant to the
                          President. From May 1991 to August 1992, Mr.
                          Zoellick served concurrently as the Under
                          Secretary of State for Economic and
                          Agricultural Affairs and as Counselor of the
                          Department of State. From 1985 to 1988, Mr.
                          Zoellick served at the Department of Treasury
                          in various capacities.

--------------------------------------------------------------------------------

                [LOGO OF JONES INTERCABLE, INC. APPEARS HERE]

                            9697 EAST MINERAL AVENUE
                           ENGLEWOOD, COLORADO 80112
                                     PROXY

  THIS PROXY IS SOLICITED ON BEHALF OF THE PARTNERSHIP BY THE GENERAL PARTNER

  The undersigned Limited Partner of Cable TV Fund 11-C, Ltd., a Colorado limited partnership, hereby votes on the sale of Cable TV Joint Fund 11's Manitowoc, Wisconsin cable television system to Jones Intercable, Inc. for a sales price of $16,122,333 in cash, subject to normal closing adjustments, pursuant to the terms and conditions of that certain Purchase and Sale Agreement dated as of September 5, 1995, as amended September 30, 1996, as follows:
               [_] CONSENTS  [_] WITHHOLDS CONSENT  [_] ABSTAINS
                           (continued on other side)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED LIMITED PARTNER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSED SALE TRANSACTION.
                                                PLEASE SIGN EXACTLY AS NAME
                                                          APPEARS.

                                             DATED: _____________________, 1997

                                             __________________________________
                                             Beneficial Owner Signature
                                             (Investor)
                                             __________________________________
                                             Authorized Trustee/Custodian
                                             Signature

    PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                [LOGO OF JONES INTERCABLE, INC. APPEARS HERE]

                            9697 EAST MINERAL AVENUE
                           ENGLEWOOD, COLORADO 80112
                                     PROXY
  THIS PROXY IS SOLICITED ON BEHALF OF THE PARTNERSHIP BY THE GENERAL PARTNER

  The undersigned Limited Partner of Cable TV Fund 11-C, Ltd., a Colorado limited partnership, hereby votes on the sale of Cable TV Joint Fund 11's Manitowoc, Wisconsin cable television system to Jones Intercable, Inc. for a sales price of $16,122,333 in cash, subject to normal closing adjustments, pursuant to the terms and conditions of that certain Purchase and Sale
Agreement dated as of September 5, 1995, as amended September 30, 1996, as follows:
               [_] CONSENTS  [_] WITHHOLDS CONSENT  [_] ABSTAINS
                           (continued on other side)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED LIMITED PARTNER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSED SALE TRANSACTION.
                                                PLEASE SIGN EXACTLY AS NAME
                                                          APPEARS.
                                               When limited partnership inter-
                                             ests are held by more than one
                                             person, all owners should sign.
                                             When signing as attorney, as ex-
                                             ecutor, administrator, trustee or
                                             guardian, please give full title
                                             as such. If a corporation, please
                                             sign in full corporation name by
                                             authorized officer. If a partner-
                                             ship, please sign in partnership
                                             name by authorized person.

                                             DATED: _____________________, 1997

                                             __________________________________
                                             Signature
                                             __________________________________
                                             Signature
                                             __________________________________
                                             Signature

    PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.
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